Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ASP ISOTOPES INC.,

NOBLE AFRICA LLC,

RENERGEN LIMITED,

ENDRA LIFE SCIENCES INC.

and

KRUGER MERGER SUB LLC

dated as of June 25, 2026

i

4.16.	Intellectual Property	38
4.17.	Privacy	41
4.18.	Agreements, Contracts and Commitments	42
4.19.	Insurance	43
4.20.	Transactions with Related Parties	43
4.21.	Information Supplied	44
4.22.	Anti-Bribery; Anti-Corruption	44
4.23.	International Trade; Sanctions	45
4.24.	Company Investment	46
4.25.	Brokers	46
4.26.	Takeover Laws Inapplicable	46
4.27.	Disclaimer of Other Warranties	46

Article V REPRESENTATIONS AND WARRANTIES OF PubCo AND MERGER SUB		47
5.1.	Organization and Qualification	47
5.2.	PubCo Subsidiaries	47
5.3.	PubCo Capitalization	49
5.4.	Authority Relative to this Agreement	50
5.5.	No Conflict; Required Filings and Consents	50
5.6.	Compliance; Material Permits	51
5.7.	PubCo Listing	51
5.8.	PubCo SEC Reports and Financial Statements	52
5.9.	No Undisclosed Liabilities	53
5.10.	Absence of Certain Changes or Events	53
5.11.	Litigation	54
5.12.	Employee Benefit Plans	54
5.13.	Labor Matters	56
5.14.	Real Property; Tangible Property	58
5.15.	Taxes	58
5.16.	Environmental Matters	60
5.17.	Intellectual Property	61
5.18.	Privacy	64
5.19.	Agreements, Contracts and Commitments	65
5.20.	Insurance	66
5.21.	Affiliate Transactions	66
5.22.	Information Supplied	66
5.23.	Board Approval; Stockholder Vote	67
5.24.	State Takeover Statutes Inapplicable	67
5.25.	Anti-Bribery; Anti-Corruption	67
5.26.	International Trade; Sanctions	68
5.27.	Brokers	68
5.28.	Disclaimer of Other Warranties	68

Article VI CONDUCT PRIOR TO THE CLOSING DATE		69
6.1.	Conduct of Business by the Company and the Company Subsidiaries	69
6.2.	Conduct of Business by PubCo	70
6.3.	Requests for Consent	72
6.4.	Company Investment	73

Article VII ADDITIONAL AGREEMENTS		74
7.1.	Registration Statement; Proxy Statement/Prospectus	74
7.2.	PubCo Stockholder Approval	74
7.3.	Certain Regulatory Matters	76
7.4.	Other Filings; Press Release	77
7.5.	Confidentiality; Communications Plan; Access to Information	77
7.6.	Commercially Reasonable Efforts	78
7.7.	Company and PubCo Securities Listings	79
7.8.	No Solicitation	79
7.9.	Director and Officer Matters	80
7.10.	Tax Matters	81
7.11.	Section 16 Matters	81
7.12.	Board of Directors	82
7.13.	Incentive Equity Plan	82
7.14.	[Reserved]	82
7.15.	Disclosure of Certain Matters	82
7.16.	Nasdaq Listing	83
7.17.	PubCo Preferred Stock.	83

Article VIII CONDITIONS TO THE TRANSACTION		83
8.1.	Conditions to Each Party’s Obligations	83
8.2.	Additional Conditions to Obligations of Parent and the Company	84
8.3.	Additional Conditions to the Obligations of PubCo	85

Article IX TERMINATION		85
9.1.	Termination	85
9.2.	Notice of Termination; Effect of Termination	86

Article X NO SURVIVAL		87
10.1.	No Survival	87

Article XI GENERAL PROVISIONS		87
11.1.	Notices	87
11.2.	Interpretation	88
11.3.	Counterparts; Electronic Delivery	89
11.4	Entire Agreement; Third Party Beneficiaries	89
11.5	Severability	89
11.6	Other Remedies; Specific Performance	89
11.7	Governing Law	90

11.8	Consent to Jurisdiction; Waiver of Jury Trial	90
11.9	Rules of Construction	91
11.10	Expenses	91
11.11	Assignment	91
11.12	Amendment	91
11.13.	Waiver	91
11.14.	Non-Recourse	92
11.15.	Company and PubCo Disclosure Letters 94	92

EXHIBITS

Exhibit A-1	Form of Subscription Agreement
Exhibit A-2	Form of Company Warrant
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Lock-Up Agreements
Exhibit D	Form of Company A&R Operating Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of PubCo A&R Certificate of Incorporation
Exhibit G	Form of Master Transaction Agreement
Exhibit H	Form of Shared Services Agreement
Exhibit I	Form of Tax Sharing Agreement
Exhibit J	Form of Registration Rights Agreement
Exhibit K	Form of Employee Matters Agreement
Exhibit L	Term Sheet Regarding Distribution Facilitation Agreement
Exhibit M	Form of Fifth Addendum to the Term Loan Facility Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of June 25, 2026 (this “Agreement”), by and among ASP Isotopes Inc., a Delaware corporation (“Parent”), Noble Africa LLC, a Delaware limited liability company and a direct, subsidiary of Parent (the “Company”), Renergen Limited, a company incorporated under the laws of the Republic of South Africa and a direct, wholly-owned subsidiary of Parent (“OpCo”), ENDRA Life Sciences Inc., a Delaware corporation (“PubCo”), and Kruger Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”). Each of Parent, the Company, OpCo, PubCo, and Merger Sub are individually referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, PubCo and OpCo intend to effect a strategic combination of their businesses in accordance with this Agreement and the DGCL (as defined below);

WHEREAS, each of PubCo and OpCo have determined that from and after the Effective Time (as defined below) on the Closing Date, PubCo shall act as the parent company for their combined businesses;

WHEREAS, PubCo is a company whose shares of common stock are publicly traded on the Nasdaq Capital Market under the ticker symbol NDRA;

WHEREAS, in anticipation of the Merger (as defined below), Parent has formed the Company as an intermediate holding company of OpCo, which has two classes of equity consisting of “Class A Units” and “Class B Units”;

WHEREAS, in anticipation of the Merger, PubCo has formed Merger Sub;

WHEREAS, prior to the Effective Time, Parent shall contribute all of its equity interest in OpCo into the Company in exchange for 55,500,000 Class B Units (the “Contribution”);

WHEREAS, the Parties intend that, prior to the Effective Time, subject to the receipt of the PubCo Stockholder Approval (as defined below), to the extent necessary, PubCo will effect the Reverse Stock Split (as defined below) for the purpose of maintaining compliance with Nasdaq listing standards;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have executed a Subscription Agreement by and among the Parties and the Persons (as defined below) named therein (representing an aggregate commitment no less than $50,000,000, in substantially the form attached hereto as Exhibit A-1 (including any additional Subscription Agreements entered into in accordance with Section 6.1(c), collectively, the “Subscription Agreement”), pursuant to which such Persons will have agreed to purchase the number and type of Company Units (as defined below) and Company Warrants (as defined below) set forth therein immediately prior to the Effective Time (the “Company Investment”);

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, at the Effective Time, (a) Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of PubCo and (b) all of the Company Units issued and outstanding immediately prior to the Effective Time other than Excluded Company Units (as defined below), by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Merger Consideration (as defined below);

WHEREAS, the board of directors of PubCo (the “PubCo Board”) has (a) determined that the Merger is fair to, and in the best interests of, PubCo and the stockholders of PubCo (the “PubCo Stockholders”), (b) approved this Agreement, the Merger, and the other Transactions, and (c) determined to recommend that the PubCo Stockholders vote to approve the PubCo Stockholder Matters (as defined below) (the “PubCo Recommendation”);

WHEREAS, PubCo, as the sole member of Merger Sub, has approved (a) the execution, delivery, and performance of this Agreement and the Transaction Agreements to which Merger Sub is or will be a party, and (b) the Merger;

WHEREAS, Parent has approved the execution, delivery, and performance of this Agreement, the Transaction Agreements to which Parent is or will be a party, and the Merger;

WHEREAS, the manager of the Company (the “Company Board”) has (a) determined that the Transactions, including the Merger, are advisable to, and in the best interests of, the Company and its members (the “Company Members”), and (b) approved the execution, delivery, and performance of this Agreement, the Transaction Agreements to which the Company is or will be a Party, and Transactions, including the Merger, and has deemed this Agreement advisable;

WHEREAS, Parent, as the sole member of the Company, has adopted this Agreement and approved the Merger;

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, concurrently with the execution of this Agreement, certain stockholders of PubCo are entering into the Voting Agreement by and among the Company and such stockholders, in substantially the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which such stockholders of PubCo have agreed to vote their PubCo Common Stock (as defined below) in favor of the approval of the PubCo Stockholder Matters;

WHEREAS, the Parties intend that, prior to the Closing, subject to the approval by the PubCo Stockholders of the PubCo Stockholder Matters, PubCo will adopt a new stock incentive plan in form and substance reasonably satisfactory to PubCo and the Company (the “PubCo Incentive Equity Plan”), to be effective upon and following the Closing;

WHEREAS, as a condition to the willingness of, and an inducement to, each of PubCo and the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent is entering into a lock-up agreement, in substantially the form of Exhibit C attached hereto (the “Lock-Up Agreements”), which will become effective upon the consummation of the Closing; and

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that the Merger qualifies as a tax-deferred contribution of the Company to PubCo by Parent pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

1.1. Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” means any proposal or offer relating to (a) merger, consolidation, or business collaboration involving PubCo or any of its Subsidiaries, (b) a sale, lease, exchange, mortgage, transfer, or other disposition, in a single transaction or series of related transactions, of twenty percent (20%) or more of the assets of PubCo and its Subsidiaries, taken as a whole, (c) a purchase or sale, in a single transaction or series of related transactions, of shares of capital stock or other securities of PubCo representing twenty percent (20%) or more of the voting power of the capital stock or other voting securities of PubCo, including by of tender or exchange offer, (d) a liquidation or dissolution of PubCo, or (e) any other transaction, or series of related transactions having a similar effect to those described in the foregoing clauses (a)-(d), in each case, other than the Transactions or the other transactions contemplated by the Transaction Agreements.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” is defined in the Preamble hereto.

“Anti-Corruption Laws” is defined in Section 4.22.

“Business Combination” is defined in Section 7.8(a).

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“CEO Director” is defined in Section 7.12.

“Certificate of Merger” is defined in Section 2.5(a).

“Certifications” is defined in Section 5.8(a).

“Class A Units” is defined in the Recitals hereto.

“Class B Units” is defined in the Recitals hereto.

“Class I Directors” is defined in Section 7.12(a).

“Class II Directors” is defined in Section 7.12(b).

“Class III Directors” is defined in Section 7.12(c).

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Closing PubCo Board” is defined in Section 7.12.

“Code” is defined in the Recitals hereto.

“Company” is defined in the Preamble hereto.

“Company A&R Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, in substantially the form of Exhibit D.

“Company Board” is defined in the Recitals hereto.

“Company Directors” is defined in Section 7.12.

“Company Disclosure Letter” is defined in the preamble to Article IV.

“Company Group” means the Company, OpCo and all of OpCo’s direct and indirect Subsidiaries.

“Company Group Software” means all proprietary Software owned, developed or currently being developed, by or for any member of the Company Group.

“Company IT Systems” is defined in Section 4.16(j).

“Company Material Adverse Effect” means any state of facts, development, change, circumstance, occurrence, event or effect that, individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of (i) Parent or (ii) OpCo or (b) the ability of the Company Group to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to the foregoing clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, wild fires, or other natural or man-made disasters; (iii) epidemics, pandemics, or other public health emergencies; (iv) changes attributable to the public announcement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees, payors or other third-parties related thereto); (v) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by any Governmental Entity after the date of this Agreement; (vi) changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vii) any change in general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events, changes or conditions generally affecting the industries and markets in which any Company Group member operates; (ix) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (ix) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect (unless the underlying facts and circumstances are independently excluded under another clause of this proviso)); or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of or at the prior written request of PubCo, or (C) taken by, or at the request of, PubCo ((i)-(x), the “Excluded Events”); provided, further that, if any state of facts, developments, changes, circumstances, occurrences, events, or effects described in clause (i), (iii), (v), (vi), or (vii) above disproportionately and adversely impact the business, assets, financial condition or results of operations of the Company Group, taken as a whole, relative to similarly situated companies in the industries in which the Company Group conduct the Company Group’s operations, then such state of facts, developments, changes, circumstances, occurrences, events, or effects may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate impact.

“Company Material Contract” is defined in Section 4.18(a).

“Company Members” is defined in the Recitals hereto.

“Company Parties” and “Company Party” are defined in Section 4.3(i).

“Company Pre-Closing Notice of Disagreement” is defined in Section 3.7.

“Company Real Property Leases” is defined in Section 4.13(b).

“Company Registered Intellectual Property” is defined in Section 4.16(a).

“Company Subsidiaries” is defined in Section 4.2(a).

“Company Outstanding Units” means, without duplication, all Company Units, other than Excluded Company Units, outstanding immediately prior to the Effective Time.

“Company Units” means, collectively, the Class A Units and the Class B Units.

“Company Warrants” means pre-funded warrants issued by the Company pursuant to that certain Subscription Agreement. in substantially the form attached hereto as Exhibit A-2.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated April 6, 2026, by and between PubCo and Parent, as amended from time to time.

“Contract” means any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Current Company Operating Agreement” means the limited liability company agreement of the Company as in effect on the date of this Agreement.

“Customs & International Trade Authorizations” means any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re -export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” means the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction, including: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930; (iii) the Export Administration Act of 1979; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“D&O Indemnification Provisions” is defined in Section 7.9(a).

“D&O Tail Policy” is defined in Section 7.9(b).

“Delaware Secretary of State” is defined in Section 2.5(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” is defined in Section 2.2.

“Effective Time” is defined in Section 2.5(b).

“Employee Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, which an applicable Person sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which an applicable Person has any direct or indirect liability.

“Enforcement Exceptions” is defined in Section 4.3(i).

“Environmental Laws” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act and Toxic Substances Control Act.

“ERISA” means the Employment Retirement Income Security Act of 1974.

“ERISA Affiliates” means any trade or business (whether or not incorporated) that, together with an applicable Person or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 3.6(a).

“Excluded Company Units” is defined in Section 3.2(a).

“Excluded Event” is defined in the definition of Company Material Adverse Effect.

“Financial Statements” is defined in Section 4.7(a).

“Financing Certificate” is defined in Section 3.7.

“Foreign Plan” is defined in Section 4.11(j).

“Fundamental Representations” means: (a) in the case of the Company and Merger Sub, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence thereof), the second sentence of Section 4.2(a) (Company Subsidiaries), Section 4.3(i) (Authority Relative to this Agreement), Section 4.5(a)(i) (No Conflict; Required Filings and Consents), and Section 4.25 (Brokers); and (b) in the case of PubCo, the representations and warranties contained in Section 5.1 (Organization and Qualification) (other than the second sentence thereof), Section 5.3 (Capitalization), Section 5.4 (Authority Relative to this Agreement), Section 5.5(a)(i) (No Conflict; Required Filings and Consents), Section 5.22 (Board Approval; Stockholder Vote), and Section 5.27 (Brokers).

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, a memorandum and articles of association, certificates of incorporation or formation, bylaws, limited partnership agreements and limited liability company operating agreements.

“Governmental Entity” means, with respect to the United States of America and any non-U.S. supranational entity: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality or tribunal, or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substances” means any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Group” has the meaning as used in Section 13(d) of the Exchange Act.

“Inbound Licenses” is defined in Section 4.18(a)(viii).

“Incentive Equity Plan” is defined in Section 7.13.

“Incidental Inbound Licenses” means any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the ordinary course of business that provides an applicable Person a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes an applicable Person to identify another Person as a customer, vendor, supplier or partner of such applicable Person; (c) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available; (d) non-exclusive licenses for Software involving consideration in an amount less than $10,000; and (e) license to Open Source Software.

“Insurance Policies” is defined in Section 4.19.

“Intellectual Property” means all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights and copyrightable subject matter, whether registered or unregistered, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works, pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formula, and confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) all moral rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (h) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Intended Tax Treatment” is defined in the Recitals hereto.

“Intentional Fraud” means, with respect to a Party, Delaware common law fraud (except that such fraud shall not include recklessness, negligence, or similar concepts) with respect to the representations or warranties of such Party contained in this Agreement.

“Intervening Event” means any state of facts, development, change, circumstance, occurrence, event or effect, in each case, other than any Excluded Event, that (a) individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of an applicable Person, taken as a whole, (b) if existing as of the date of this Agreement, was not known, or reasonably capable of being known, by such applicable Person as of the date of this Agreement, and (c) becomes known to such applicable Person after the date of this Agreement.

“Intervening Event Notice” is defined in Section 7.2(b).

“Key Employee” means the employees set forth in Section 1.1(a) of the Company Disclosure Letter.

“Knowledge” means the actual knowledge as to a specified fact or event, after a reasonable investigation, of: (a) with respect to the Company, the individuals listed on Section 1.1(b) of the Company Disclosure Letter; and (b) with respect to PubCo, the individuals listed on Section 1.1(b) of the PubCo Disclosure Letter.

“Legal Proceeding” means any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” means all Intellectual Property that any third party Person owns and that an applicable Person uses or has the right to use pursuant to a written license or sublicense.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lock-Up Agreements” is defined in the Recitals hereto.

“Material Permits” is defined in Section 4.6(b).

“Merger” is defined in the Recitals hereto.

“Merger Consideration” means a number of shares of PubCo Common Stock equal to the number of Company Outstanding Units adjusted by the Reverse Split Factor, if applicable.

“Merger Sub” is defined in the Preamble hereto.

“Nasdaq” is defined in Section 5.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OpCo” is defined in the Preamble hereto.

“Open Source Software” means any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“OPIC” means the Overseas Private Investment Corporation, an agency of the United States of America.

“OPIC Loan Agreement” means that certain Finance Agreement, dated as of August 20, 2019, by and between OPIC and Tetra4 Proprietary Limited, a limited liability company duly registered and validly existing under the laws of the Republic of South Africa.

“Order” means any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree, or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Outside Date” is defined in Section 9.1(b).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by an applicable Person.

“Parent SEC Reports” means all forms, reports, schedules, statements, and other documents required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act, together with any exhibits, amendments, restatements, or supplements thereto filed prior to the date of this Agreement.

“Parent Transaction Costs” means all fees, costs, and expenses incurred or payable by the Parent prior to the Closing Date in connection with the Transaction Agreements and the negotiation, preparation and execution of this Agreement and the other Transaction Agreements.

“Parties” is defined in the Preamble hereto.

“Party” is defined in the Preamble hereto.

“Payor” is defined in Section 3.8.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Lien” means, with respect to a Person, (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the financial statements in accordance with GAAP or U.S. GAAP, (b) statutory and contractual Liens of landlords with respect to leased real property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and (i) not yet delinquent or (ii) that are being contested in good faith through appropriate proceedings (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by such Person, (e) Liens securing any indebtedness of such Person, (f) in the case of Intellectual Property, non-exclusive licenses entered into in the ordinary course, (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of such Person, (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets and properties of such Person, taken as a whole and do not result in a material liability to such Person, and (i) non-disclosure agreements entered into in the ordinary course of business, Incidental Inbound Licenses, and customary employee Intellectual Property agreements.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” means, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Legal Requirement, or by an applicable Person in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify an individual person or device, whether or not such information is associated with an identifiable individual, including a current, prospective or former investor, end user or employee of such applicable Person, and includes applicable information in any form or media.

“Privacy Laws” means any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, use, storage, processing, safeguarding, security (both technical and physical), destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, General Data Protection Regulation, Regulation 2016/679/EU (GDPR), Israel’s Protection of Privacy Law 5741-1981, the applicable guidelines and policies of the Israeli Database Registrar and the Israeli Privacy Protection Authority, and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Proxy Statement/Prospectus” is defined in Section 7.1(a).

“Proxy Statement/Prospectus Clearance Date” means the date on which the Registration Statement is declared effective by the SEC under the Securities Act.

“Proxy Statement/Prospectus Mailing Date” is defined in Section 7.2(a).

“PubCo” is defined in the Preamble hereto.

“PubCo A&R Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of PubCo to be filed prior to the Effective Time, substantially in the form of Exhibit F attached hereto.

“PubCo Board” is defined in the Recitals hereto.

“PubCo Cash” means without duplication, (i) PubCo’s unrestricted cash and cash equivalents, digital assets, and marketable securities determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the PubCo SEC Documents, minus (ii) the sum of PubCo’s consolidated short-term and long-term contractual obligations and liabilities accrued at the Closing Date, in each case determined in accordance with GAAP and, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the PubCo SEC Documents, minus (v) the aggregate amount (without duplication) of all fees and expenses, including unpaid PubCo Transaction Costs, incurred by PubCo prior to the Effective Time in connection with the Transaction Agreements including: (a) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, tax advisors, and other professional advisors of PubCo in connection with the Transaction Agreements; (b) the fees paid to the SEC in connection with filing the Registration Statement and any amendments and supplements thereto, with the SEC; (c) the fees and expenses in connection with the printing, mailing, and distribution of the Proxy Statement and any amendments and supplements thereto; (d) the fees related to obtaining a fairness opinion (if any); (e) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to any director, officer, employee, or consultant in connection with the consummation of the Transactions, together with any payroll Taxes associated therewith; and minus (vi) any unpaid Taxes of PubCo and its Subsidiaries for Tax periods (or portions thereof) ending on or before the Closing Date that are due and payable.

“PubCo Change in Recommendation” is defined in Section 7.2(b).

“PubCo Class A Common Stock” means the shares of PubCo Class A common stock, par value $0.0001 per share.

“PubCo Class B Common Stock” means the shares of PubCo Class B common stock, par value $0.0001 per share

“PubCo Common Stock” means, collectively, the PubCo Class A Common Stock and the PubCo Class B Common Stock.

“PubCo D&O Indemnified Party” is defined in Section 7.9(a).

“PubCo Director” is defined in Section 7.12.

“PubCo Disclosure Letter” is defined in the preamble to Article V.

“PubCo Group” means PubCo and all of its direct and indirect Subsidiaries.

“PubCo Group Software” means all proprietary Software owned, developed or currently being developed, by or for any member of the PubCo Group.

“PubCo Material Adverse Effect” means any state of facts, development, change, circumstance, occurrence, event or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of PubCo and its Subsidiaries, taken as a whole; or (b) the ability of PubCo to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a PubCo Material Adverse Effect pursuant to the foregoing clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, wild fires, or other natural or man-made disasters; (iii) epidemics, pandemics, or other health emergencies; (iv) changes attributable the public announcement of this Agreement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees, payors or other third-parties related thereto); (v) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by any Governmental Entity after the date of this Agreement; (vi) changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vii) any change in general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events or conditions generally affecting the industries and markets in which any PubCo Group member operates; (ix) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (ix) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a PubCo Material Adverse Effect (unless the underlying facts and circumstances are independently excluded under another clause of this proviso)); (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of or at the prior written request of Parent, the Company, or Merger Sub, or (C) taken by, or at the request of, the Company or Merger Sub; or (xi) any change in the stock price or trading volume of the PubCo Common Stock (it being understood, however, that any change causing or contributing to any change in stock price or trading volume of the PubCo Common Stock may be taken into account in determining whether a PubCo Material Adverse Effect has occurred, unless such changes are otherwise excepted from this definition) provided, further that, if any state of facts, developments, changes, circumstances, occurrences, events or effects described in clause (i), (iii), (v), (vi), or (vii) above disproportionately and adversely impact the business, assets, financial condition or results of operations of the PubCo Group, taken as a whole, relative to similarly situated companies in the industries in which the PubCo Group conducts the PubCo Group’s operations, then such state of facts, developments, changes, circumstances, occurrences, events, or effects may be taken into account (unless otherwise excluded) in determining whether a PubCo Material Adverse Effect has occurred, but solely to the extent of such disproportionate impact.

“PubCo Material Contracts” is defined in Section 5.19(a).

“PubCo Outstanding Shares” means, without duplication, the total number of shares of PubCo Common Stock outstanding immediately prior to the Effective Time plus the underlying PubCo Common Stock in respect of all outstanding PubCo pre-funded warrants, restricted stock units, and PubCo Preferred Stock as of immediately prior to the Effective Time, excluding any such securities sold and issued to LHE LNG Holdings LLC.

“PubCo Preferred Stock” means the shares of PubCo Series A Convertible Preferred Stock, par value $0.0001 per share.

“PubCo Recommendation” is defined in set forth the Recitals hereto.

“PubCo Record Date” is defined in Section 7.2(a).

“PubCo SEC Reports” is defined in Section 5.8(a).

“PubCo Stockholder Approval” means (i) the affirmative vote of the holders of a majority in voting power of the outstanding PubCo Common Stock and PubCo Preferred Stock entitled to vote on the PubCo A&R Certificate of Incorporation, voting together as a single class, (ii) the affirmative vote of the holders of a majority in voting power of the outstanding PubCo Common Stock and PubCo Preferred Stock which are present in person and entitled to vote on the PubCo Incentive Equity Plan or the issuance of PubCo Common Stock as the Merger Consideration, as applicable, voting together as a single class, and (iii) the votes cast by the holders of PubCo Common Stock and PubCo Preferred Stock entitled to vote on the Reserve Stock Split, voting together as a single class, for the Reserve Stock Split exceed the votes cast against the Reverse Stock Split, in each case, at the PubCo Special Meeting.

“PubCo Stockholder Matters” means (i) the approval of the issuance of PubCo Common Stock as the Merger Consideration, (ii) the approval of the Reverse Stock Split, (iii) the approval and adoption of the Incentive Equity Plan, and (iv) the approval of the PubCo A&R Certificate of Incorporation.

“PubCo Stockholders” is defined in the Recitals hereto.

“PubCo Subsidiaries” is defined in Section 5.2(a).

“PubCo Transaction Costs” means all fees, costs, and expenses incurred or payable by PubCo prior to and through the Closing Date in connection with the negotiation, preparation, and execution of this Agreement, the other Transaction Agreements, and the consummation of the Transactions including any such amounts which are triggered by or become payable as a result of the Closing, excluding, for the avoidance of doubt, all Parent Transaction Costs.

“Reference Date” means January 1, 2025.

“Registration Statement” is defined in Section 7.1(a).

“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” is defined in Section 7.8(a).

“Required Regulatory Approvals” is defined in Section 7.3(a).

“Required Regulatory Filings” is defined in Section 7.3(a).

“Reverse Split Factor” is defined in the definition of “Reverse Stock Split”.

“Reverse Stock Split” means multiple amendments to the certificate of incorporation of PubCo authorizing reverse stock splits of PubCo Common Stock with split ratios (the “Reverse Split Factor”) that are approved by the PubCo Board, subject to the relevant PubCo Stockholder Approval, one of which may be effected by PubCo upon a determination by the PubCo Board, and consented to by the Company, and the rest of which shall be abandoned.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (including Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or any similar list maintained by any Governmental Entity in a jurisdiction in which a Party operates and which would be applicable to such Party; (ii) any Person located, organized, or resident in a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state or any other Governmental Entity that pertains to any Party or its business.

“Sarbanes-Oxley Act” is defined in Section 5.8(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Signing Form 8-K” is defined in Section 7.4(a).

“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) such Person controls the management thereof.

“Superior Proposal” means a bona fide written Acquisition Proposal that the PubCo Board determines, in good faith, after consultation with its outside counsel, (a) is on terms and conditions more favorable from a financial point of view to PubCo and the PubCo Stockholders than the Transactions, and (b) is reasonably capable of being consummated without delay. For purposes of this definition, references to “Acquisition Proposal” shall be deemed to refer to the definition of Acquisition Proposal, as modified so that each reference to twenty-percent (20%) is instead to fifty-percent (50%).

“Superior Proposal Notice” is defined in Section 7.2(b)

“Surviving Company” is defined in Section 2.2.

“Surviving Company Units” is defined in Section 3.1.

“Tax” or “Taxes” means: (a) any and all federal, state, local and non-U.S. taxes, including gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) above payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a)(or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Return” means any income and other material return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Transaction Agreements” means this Agreement, the Subscription Agreement, the Confidentiality Agreement, the Company A&R Operating Agreement, the Lock-Up Agreements, the Voting Agreement, the Master Transaction Agreement, the Administrative Services Agreement, the Tax Sharing Agreement, the Registration Rights Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Company Investment and the Merger.

“Transfer Agent” means VStock Transfer, LLC, PubCo’s transfer agent of record.

“Transfer Taxes” is defined in Section 7.6.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Voting Agreement” is defined in the recitals.

“WARN Act” is defined in Section 4.12(f).

“Willful Breach” means a Party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

Article II
PRE-CLOSING TRANSACTIONS AND MERGER

2.1. Pre-Closing Transactions.

(a) Reverse Stock Split.

(i) On the Closing Date prior to the Effective Time, to the extent necessary, PubCo shall effect the Reverse Stock Split under which each PubCo Common Stock that is issued as of such time shall be reduced into a number of PubCo Common Stock determined by adjusting each such PubCo Common Stock by the Reverse Split Factor, provided, however that no fractional shares shall be issued to stockholders as a result of such Reverse Stock Split and, in lieu thereof, PubCo pay cash in lieu of fractional shares.

(ii) Following the consummation of the Reverse Stock Split, PubCo shall cause the Transfer Agent to promptly update its books and records to account for such Reverse Stock Split.

(b) Contribution. On the Closing Date, prior to the Effective Time, Parent shall effect the Contribution whereby OpCo shall become a wholly owned subsidiary of Company.

2.2. Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its existence under the DLLCA as the surviving company (the “Surviving Company”). As a result of the Merger, the Surviving Company will become a wholly-owned subsidiary of PubCo.

2.3. Closing. Unless this Agreement has been terminated pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the consummation of the Merger (the “Closing”) will occur by electronic exchange of documents contemplated by this Agreement to be executed and delivered at the Closing at (a) a time and date to be specified in writing by the Parties which will be no later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition) or (b) such other time, date and place as PubCo and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

2.4. Closing Deliverables.

(a) At the Closing, PubCo shall:

(i) pay, or cause to be paid all PubCo Transaction Costs to the applicable payees, to the extent not paid prior to the Closing,

(ii) deliver to the Company an executed resignation from each officer of PubCo and the directors of PubCo as may be required to cause the Closing PubCo Board to consist of the individuals contemplated by Section 7.12; and

(iii) deliver to the Parent duly executed copies by PubCo of the Master Transaction Agreement, Shared Services Agreement, Tax Sharing Agreement, Registration Rights Agreement and Employee Matters Agreement in the forms set forth on Exhibits G, H, I, J and K.

(b) At the Closing, Parent shall:

(i) pay, or cause to be paid all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing;

(ii) deliver to the PubCo duly executed copies by Parent of the Master Transaction Agreement, Shared Services Agreement, Tax Sharing Agreement, Registration Rights Agreement and Employee Matters Agreement in the forms set forth on Exhibits G, H, I, J and K; and

(iii) deliver to the PubCo duly executed copies by Parent and Tetra4 Proprietary Limited of such Distribution Facilitation Agreement, as acceptable to Parent, with substantially the same terms as set forth on Exhibit L; and

(iv) deliver to the PubCo duly executed copies by Parent, ASP Isotopes South Africa Proprietary Limited and OpCo, an fifth addendum to that certain ASPI Term Loan Facility Agreement, dated May 19, 2025, as acceptable to Parent, in the form set forth on Exhibit M.

2.5. Certificate of Merger; Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties will cause the Merger to be consummated, and the Surviving Company shall execute, acknowledge, and file a Certificate of Merger in accordance with the relevant provisions of the DLLCA, in substantially the form of Exhibit E attached hereto (the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”).

(b) The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between PubCo and the Company and specified in the Certificate of Merger (such time as the Merger becomes effective in accordance with the DLLCA being the “Effective Time”).

2.6. Effect of Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and Section 18-209(g) of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights and privileges of each of Merger Sub and the Company shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of each of Merger Sub and the Company shall become debts, liabilities, obligations and duties of the Surviving Company.

2.7. Certificate of Incorporation of the Surviving Company. The certificate of formation of the Company immediately prior to the Effective Time shall at and after the Effective Time be the certificate of formation of the Surviving Company until subsequently amended in accordance with applicable Legal Requirements.

2.8. Limited Liability Company Agreement of the Surviving Company. The Merger shall effect the adoption of the Company A&R Operating Agreement as the new limited liability company agreement of the Surviving Company at the Effective Time, such that the Current Company Operating Agreement shall, at the Effective Time, be superseded and replaced with the Company A&R Operating Agreement.

2.9. Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of the Surviving Company, the managers and officers of the Company immediately prior to the Effective Time shall be the managers and officers of the Surviving Company.

2.10. Tax Treatment of the Merger. The Parties hereto intend that the Merger qualifies for the Intended Tax Treatment. To the extent required to take a position, the Parties will prepare and file all U.S. income Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Legal Requirements (taking into account any settlement in the following proviso); provided, for the avoidance of doubt, nothing in this Section 2.10 shall prevent any Party or any of their respective Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment. Each Party agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

Article III
EFFECT OF MERGER ON EQUITY SECURITIES

3.1. Conversion of Merger Sub Equity. At the Effective Time, all of the units of Merger Sub outstanding immediately prior to the Effective Time (“Merger Sub Units”) shall be converted into and become all of the units of the Surviving Company (“Surviving Company Units”) and PubCo shall be admitted the sole member of Surviving Company as the holder of all Surviving Company Units.

3.2 Effect on Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or any holders of Company Units:

(a) Cancellation of Certain Company Units. All Company Units that are outstanding and owned by PubCo, Merger Sub, the Company, or any of their respective Subsidiaries immediately prior to the Effective Time (“Excluded Company Units”) shall automatically be canceled, and no portion of the Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(b) Treatment of Company Units.

(i) Each Class A Unit outstanding immediately prior to the Effective Time, other than Excluded Company Units, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one share of PubCo Class A Common Stock adjusted by the Reverse Split Factor, if applicable. Each Class B Unit outstanding immediately prior to the Effective Time, other than Excluded Company Units, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one share of PubCo Class B Common Stock adjusted by the Reverse Split Factor, if applicable.

(ii) All of the Company Units converted into the right to receive the Merger Consideration pursuant to Section 3.2(b)(i) shall no longer be outstanding and shall cease to exist, and each holder of any Company Units shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable portion of the Merger Consideration into which such Company Units shall have been converted pursuant to Section 3.2(b)(i).

3.3. Effect on PubCo Common Stock. At the Effective Time, by virtue of filing of the PubCo A&R Certificate of Incorporation, each share of PubCo’s common stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any PubCo stockholder, be reclassified as, and shall become, one share of PubCo Class A Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the PubCo’s common Stock shall from and after the Effective Time be deemed to represent shares of PubCo Class A Common Stock, without the need for surrender or exchange thereof.

3.4. Effect on Company Warrants. Each Company Warrant, to the extent then outstanding and unexercised immediately prior to the Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire one share of PubCo Class A Common Stock, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed Warrant”). Accordingly, effective as of the Merger Effective Time: (A) each Assumed Warrant shall be exercisable solely for shares of PubCo Class A Common Stock; (B) the number of shares of PubCo Class A Common Stock subject to each Assumed Warrant shall be equal to the number of shares of Class A Units subject to the applicable Company Warrant adjusted by the Reverse Split Factor, if applicable and (C) the per share exercise price for the PubCo Class A Common Stock issuable upon exercise of such Assumed Warrant shall be equal to the per share exercise price for the shares of Class A Units subject to the applicable Company Warrant as in effect immediately prior to the Effective Time adjusted by the Reverse Split Factor, if applicable. PubCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of PubCo Class A Common Stock for delivery upon the exercise of such Assumed Warrants.

3.5. No Dissenters’ Rights. No appraisal rights shall be available with respect to the Merger Sub Units or the Company Units in connection with the Transactions.

3.6. Exchange Procedures.

(a) The Transfer Agent shall act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging each type of Company Unit that is outstanding immediately prior to the Effective Time (excluding the Excluded Company Units) for a number of each type of PubCo Common Stock at a ratio of 1:1 (subject to any required Tax withholding as provided under Section 3.8, and subject to adjustment to reflect the Reverse Split Factor, if applicable) and on the terms and subject to the other conditions set forth in this Agreement.

(b) At the Effective Time, PubCo shall deposit, or cause to be deposited, with the Transfer Agent, for the benefit of the holders of each Company Unit outstanding immediately prior to the Effective Time, other than the Excluded Company Units, and for exchange through the Exchange Agent, evidence of PubCo Common Stock in book-entry form representing the Merger Consideration.

(c) No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.6, each Company Unit that has been converted into the right to receive a portion of the Merger Consideration shall solely represent the right to receive the applicable portion of the Merger Consideration.

3.7. Financing Certificate and Closing Calculations. Not later than five (5) Business Days prior to the Closing Date, PubCo shall deliver to the Company written notice (the “Financing Certificate”) setting forth the estimated amount of PubCo Cash as of the Closing. The Company shall be entitled to rely in all respects on the Financing Certificate. If the Company in good faith disagrees with any portion of the Financing Certificate, then the Company may deliver a notice of such disagreement to PubCo until and including the second (2nd) Business Day prior to the Closing Date (the “Company Pre-Closing Notice of Disagreement”). The Company and PubCo shall negotiate in good faith to resolve any disagreements they have with respect to the matters specified in the Company Pre-Closing Notice of Disagreement. If PubCo and the Company are unable to negotiate in good faith to resolve such disagreements within five Business days after PubCo’s delivery of the Financing Certificate (or such other period as PubCo and the Company may mutually agree upon), then any remaining disagreements specified in the Company Pre-Closing Notice of Disagreement shall be referred to an independent auditor of recognized national standing jointly selected by PubCo and the Company. If PubCo and the Company are unable to jointly select an independent auditor within five (5) days, then either PubCo or the Company may thereafter request that the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by PubCo and the Company or such independent auditor selected by the AAA, as applicable, the “Accounting Firm”). PubCo and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Financing Certificate and the Company Pre-Closing Notice of Disagreement, and PubCo and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. PubCo and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disagreements specified in the Company Pre-Closing Notice of Disagreement and to discuss the issues relevant to such disagreement with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of PubCo and the Company. The determination of the Accounting Firm shall be limited to the disagreements specified in the Company Pre-Closing Notice of Disagreement and submitted to the Accounting Firm. The Accounting Firm shall be an expert and not an arbitrator and the Accounting Firm’s determination of such disagreements shall be made in writing delivered to each of PubCo and the Company, shall (together with the calculations in the Financing Certificate that are not subject to the disagreements set forth in the Company Pre-Closing Notice of Disagreement) be final and binding on PubCo and the Company, and shall be deemed to have been finally determined for purposes of this Agreement and to represent Financing Certificate for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section. The fees and expenses of the Accounting Firm shall be allocated between PubCo and the Company equally.

3.8. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, PubCo, the Exchange Agent, and any other Person making a payment under this Agreement (each, a “Payor”), shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. Each Payor shall expend commercially reasonable efforts to (i) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (ii) eliminate or minimize the amount of any such Tax deductions and withholdings. If any such withholding is so required in connection with any such payments (other than any withholding on compensatory amounts), the Payor required to so withhold shall use commercially reasonable efforts to provide written notice to the Person in respect of whom such withholding is required to be paid of the amounts to be deducted and withheld no later than five (5) days prior to such payment. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that the Payor provides to such Person evidence that such amounts have been paid to the applicable Tax authority or other Governmental Entity.

3.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub, the officers, directors, managers, and members, as applicable (or their designees), of the Company are fully authorized in the name of the Company to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by Company prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”); and (ii) as disclosed in the Parent SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports and applies to the Company or OpCo), excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, the Company, OpCo and, with respect to certain representations as expressly set forth below, Parent, hereby represent and warrant to PubCo and Merger Sub as follows:

4.1. Organization and Qualification.

(a) OpCo (i) is a company duly formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the Republic of South Africa and (ii) has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of clause (ii) above, as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. OpCo is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. OpCo is not in violation of any of the provisions of its Governing Documents in any material respect.

(b) The Company (i) is a limited liability company duly formed, validly existing, and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the State of Delaware and (ii) has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of clause (ii) above, as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. The Company is not in violation of any of the provisions of its Governing Documents in any material respect. No provision of the limited liability company agreement of the Company provides that the appraisal rights shall be available in connection with the Transactions.

(c) Parent (i) is a corporation duly incorporated, organized, validly existing, and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Parent is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

4.2. Company Subsidiaries.

(a) All of the Company Group’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as set forth in Section 4.2(a) of the Company Disclosure Letter, at the Effective Time, the Company will own, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens).  Except for the Company Subsidiaries and as set forth in Section 4.2(a) of the Company Disclosure Letter, as of the date of this Agreement, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and is not party to any Contract to purchase any such interest (other than this Agreement) or to make any future investment in or capital contribution to any other entity. The Company may update Section 4.2(a) of the Company Disclosure Letter at any time prior to the Closing to reflect any changes thereto that result from actions taken after the execution of this Agreement to the extent such actions were not prohibited under Section 6.1.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Subsidiary is in violation of any of the provisions of its Governing Documents in any material respect.

(c) All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in material compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d) Except as may be set forth in the Governing Documents of any Company Subsidiary, or pursuant to any Contract (including any intercompany notes) between any Company Group member, on the one hand, and any other Company Group member, on the other hand, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.3. Capitalization of the Company.

(a) Section 4.3(a) of the Company Disclosure Letter sets forth the number, class, and series of Company Units outstanding, together with the name of each registered holder as of the date hereof. As of the date hereof, Parent has been duly admitted as, and is, the sole member of the Company.

(b) Except for (i) the Current Company Operating Agreement, (ii) this Agreement, and (iii) as disclosed on Section 4.3(b) of the Company Disclosure Letter, (A) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (B) there is no commitment by the Company or its Subsidiaries to issue equity securities, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries (other than repurchases, redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement) or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security.

(c) All issued and outstanding Company Units are (i) duly authorized, validly issued, fully paid, and non-assessable (in each case, to the extent that such concepts are applicable) and (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any Contract to which the Company is a party. All issued and outstanding Company Units were issued in compliance with applicable Legal Requirements.

(d) There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Company Group member.

(e) All distributions, dividends, repurchases, and redemptions (if any), in respect of the equity securities of the Company were undertaken in material compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

(f) Except as set forth in the Company’s Governing Documents, this Agreement, or any agreement granting equity or equity-based compensation awards, as well as the agreements set forth in Section 4.3(f) of the Company Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Company Group member is a party or by which any Company Group member is bound with respect to any ownership interests of the applicable Company Group member.

(g) Except as set forth in Section 4.3(g) of the Company Disclosure Letter and as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Company Group member are issuable and no rights in connection with any shares, warrants, options or other securities of any Company Group member accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h) Except as set forth in Section 4.3(h) of the Company Disclosure Letter, as of the date of this Agreement, no Company Group member has any indebtedness for borrowed money, other than to any other member of the Company Group.

(i) Immediately prior to the Effective Time, all issued and outstanding Company Units and Company Warrants will be comprised solely of (1) Company Units and Company Warrants sold in the Company Investment pursuant to the Subscription Agreement executed concurrently with this Agreement at a price of (A) $6.57 per Company Unit and (B) $6.57 less $0.0001 per Company Warrant, respectively, (2) Company Units and Company Warrants sold in the Company Investment pursuant to any Subscription Agreements executed subsequently to the execution of this Agreement at a price per Company Unit or Company Warrant of at least (A) $6.57 per Company Unit and (B) $6.57 less $0.0001 per Company Warrant, respectively, and (3) Class B Units issued to Parent in respect of the Contribution reflecting a valuation of OpCo of $364,635,000 which is obtained by multiplying 55,500,000 Class B Units by $6.57 per Class B Unit.

4.4. Authority Relative to this Agreement. Company and OpCo (together, the “Company Parties” and each, a “Company Party”) and Parent each have or will have all requisite corporate or other organizational power and authority to: (a) execute, deliver, and perform this Agreement and the other Transaction Agreements to which such Company Party or Parent is or will as of the Closing be a party, and each ancillary document that such Company Party or Parent has executed or delivered or is to execute or deliver pursuant to this Agreement prior to the Closing; (b) carry out its obligations hereunder and thereunder; and (c) consummate the Transactions.  The execution and delivery by the Company Parties and Parent of this Agreement and the other Transaction Agreements to which it is a party (or to which, as of the Closing, it will be a party) and the consummation by such Company Party and Parent of the Transactions have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all requisite action on the part of such Company Party and Parent, and no other proceedings on the part of Parent or any Company Party are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement and the other Transaction Agreements to which Parent or any Company Party is a party have been (or, in the case of any Transaction Agreements to be entered into by such Company Party or Parent after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by such Company Party or Parent and, assuming the due authorization, execution, and delivery thereof by the other parties thereto, constitute (or, in the case of any Transaction Agreements to be entered into by such Company Party or Parent after the date of this Agreement, will constitute) the legal and binding obligations of Parent or the applicable Company Party, enforceable against Parent or such Company Party in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, forbearance or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”).

4.5. No Conflict; Required Filings and Consents.

(a) Except as listed on Section 4.5(a) of the Company Disclosure Schedule, assuming receipt of the Required Regulatory Approval, the execution and delivery by the Company Parties and Parent of this Agreement and the other Transaction Agreements to which such Company Party or Parent is a party do not (or, in the case of any Transaction Agreements to be entered into by such Company Party or Parent after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which such Company Party or Parent is, or as of the Closing will be a party, by the applicable Company Party or Parent will not, and the consummation of the Transactions will not: (i) conflict with or violate any Company Party’s or Parent’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to the Company Group, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the material properties or material assets of the Company Group pursuant to, any Company Material Contracts, except, with respect to the foregoing clauses (ii) and (iii) as has not had and would not reasonably be expected to be material to the Company Group, taken as a whole.

(b) Except as listed on Section 4.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by each Company Party or Parent, or the other Transaction Agreements to which such Company Party or Parent is a party, does not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated by the other Transaction Agreements will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Certificate of Merger in accordance with the DLLCA; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Company Group member is licensed or qualified to do business; (iii) the Required Regulatory Filings and the Required Regulatory Approvals; (iv) the filing and approval of a listing application by PubCo with NASDAQ with respect to PubCo Common Stock to be issued as the Merger Consideration; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.6. Compliance; Material Permits.

(a) Except as set forth in Section 4.6 of the Company Disclosure Letter, (i) the Company Group is in compliance with and, since the Reference Date, has been in compliance with all applicable Legal Requirements with respect to the conduct, ownership and operation of its business, except for failures to comply or violations which, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not, to the Knowledge of the Company, reasonably be expected to be material to the Company Group, taken as a whole, (ii) no written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirement has been received by the Company Group from a Governmental Entity since the Reference Date.

(b) Each member of the Company Group holds all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Material Permits”) necessary to carry out the regulated activities for which it has obtained authorization, to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in all material respects. Each Material Permit held by the Company Group is valid, binding and in full force and effect in all material respects. As of the date of this Agreement, except as set forth in Section 4.6 of the Company Disclosure Letter, none of the Company Group (i) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Material Permit or (ii) has received any written notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify or not renew any such Material Permit, except in the case of the foregoing clauses (i) and (ii) as would not, individually, or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

4.7. Financial Statements.

(a) The Company has made available to PubCo true and complete copies of: (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2025 and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Financial Statements”). The Financial Statements: (A) present fairly, in all material respects, the financial position of the Company Group, as of the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (B) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (C) were prepared from the books and records of the Company Group.

(b) The Company has established and maintained a system of internal controls that are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Company Group is being executed and made only in accordance with appropriate authorizations of management of the Company and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets. To the Company’s Knowledge, there is no “material weakness” in the internal controls over financial reporting of the Company Group.

4.8. No Undisclosed Liabilities. The Company Group has no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of business of the Company or any of its Subsidiaries since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the Transactions; and (d) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

4.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Financial Statements, since the Reference Date through the date of this Agreement, (a) the Company Group has conducted its business in the ordinary course of business, except as required by applicable Legal Requirements and (b) there has not been any Company Material Adverse Effect.

4.10. Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, as of the date of this Agreement, other than as set forth in the Financial Statements or in Section 4.10 of the Company Disclosure Letter, there is: (a) no Legal Proceeding pending or, to the Knowledge of the Company, threatened, or to the Knowledge of the Company, any investigation, against any Company Group member or any of its properties or assets, or any of the directors or executive officers of any Company Group member with regard to their actions as such, and to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against any of the Company Group or any of their respective properties or assets, or any of the directors or officers of any of the Company Group with regard to their actions as such, and to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding or, to the Knowledge of the Company, investigation, by any Company Group member against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any Company Group member; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Company Group member or any of its respective properties or assets, or any of the directors or executive officers of any Company Group member with regard to their actions as such. There is no pending or, to the Knowledge of the Company, threatened Legal Proceeding challenging or seeking to enjoin, alter or materially delay the Transactions.

4.11. Employee Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Group Employee Benefit Plan that (i) provides for transaction, retention or change in control payments or benefits or tax gross-ups, (ii) is an equity plan or form award agreement that provides for equity or equity-based incentive compensation or (iii) is a defined contribution benefit plan, defined benefit pension plan, nonqualified deferred compensation plan or retiree medical plan not required to be maintained, sponsored or contributed to by applicable Legal Requirements. The Company Group has, to the extent permitted by applicable Legal Requirements, provided PubCo with a copy of any employment agreement with a current employee with annual base salary in excess of $350,000.

(b) As of the date of this Agreement, each Company Group Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements. As of the date of this Agreement, no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Group Employee Benefit Plan that would result in any liability that is material to the Company Group, taken as a whole.

(c) Except as would not result in any liability that is material to the Company Group, taken as a whole, each Company Group Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from U.S. federal income taxation under the provisions of Section 401(a) of the Code are so exempt and, to the Knowledge of the Company, nothing has occurred with respect to the operation of the Company Group Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(d) No member of the Company Group or any of its respective ERISA Affiliates has at any time in the past six (6) years sponsored or been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) As of the date of this Agreement, none of the Company Group Employee Benefit Plans provides for, and the Company Group has no material liability in respect of, any material post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements.

(f) As of the date of this Agreement, with respect to any Company Group Employee Benefit Plan, no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending or, to the Knowledge of the Company, threatened against any Employee Benefit Plan or against any fiduciary thereof with respect thereto that could reasonably result in any liability that is material to the Company Group, taken as a whole.

(g) Except as could not reasonably result in any material liability to the Company Group, taken as a whole, all contributions, reserves or premium payments required to be made or accrued to the Company Group Employee Benefit Plans have been timely made or accrued in all material respects.

(h) Except that could not reasonably result in any liability that is material to the Company Group, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its Subsidiaries under any Company Group Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or its Subsidiaries under any Company Group Employee Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries under any Company Group Employee Benefit Plan.

(i) The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) As of the date of this Agreement, with respect to each Company Group Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States, including all pension, health, medical, welfare, benefit and other employment plans, whether pre or post-retirement plans (each, a “Foreign Plan”), except that could not reasonably result in any liability that is material to the Company Group, taken as a whole, (i) each such Foreign Plan is in compliance with the applicable Legal Requirement of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii)  there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending Legal Proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) all employer and employee contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made, (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing, (v) each such Foreign Plan required to be fully funded or fully insured or fully accrued in the financial statements of any Company Group member, is fully funded or fully insured, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, (vi) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory and administrative authorities and is approved by any applicable taxation authorities to the extent such approval is available, (vii) no Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements and (viii) the consummation of the Transactions will not by itself be reasonably expected to create or otherwise result in any liability with respect to such Foreign Plan.

4.12. Labor Matters.

(a) No member of the Company Group is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to current employees of any Company Group member. No employees of the Company Group is represented by any labor union, labor organization, or works council with respect to their employment with the Company Group. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed or made since the Reference Date that resulted in a material liability to the Company Group, taken as a whole. Since the Reference Date, there have been no labor organizing activities involving any Company Group member or with respect to any employees of the Company Group or, to the Knowledge of the Company, threatened by any labor organization, work council or group of employees.

(b) Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company Group involving any employee or former employee of, or other individual who provided services to, any Company Group member.

(c) As of the date of this Agreement, none of the Company’s officers or Key Employees has given written notice to any Company Group member of any intent to terminate his, her or their employment with the Company.  The Company Group is in compliance with and since the Reference Date have been in compliance with, and, to the Knowledge of the Company, each of their employees is in compliance with and since the Reference Date has been in compliance with, the terms of any employment, nondisclosure or restrictive covenant agreements between any Company Group member and such employees, in each case except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole.

(d) Each member of the Company Group has complied and is in compliance in all material respects with all employee-related notification, information, consultation, co-determination and bargaining obligations arising under any applicable collective bargaining agreement or Legal Requirement.

(e) To the Knowledge of the Company, no written notice or written complaint from or on behalf of any present or former employee of, or worker or independent contractor to, any Company Group member has been received by any Company Group member since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current or former officer, director or Key Employee of any Company Group member.

(f) Except as disclosed on Section 4.12(f) of the Company Disclosure Letter, since the Reference Date through the date of this Agreement, there have been no material Legal Proceedings against the Company Group pending or, to the Knowledge of the Company, threatened in writing that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Company Group member. Since the Reference Date, no Company Group has received any written notice of intent by any Governmental Entity responsible for the enforcement of labor and employment Legal Requirement to conduct or initiate a material investigation, audit or Legal Proceeding relating to any employment or labor Legal Requirement or employment practice of any Company Group member. Each member of the Company Group is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”), collective bargaining, immigration and work eligibility, benefits, social benefits contributions, severance pay, pension, privacy issues, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(g) There has been no “mass layoff,” “plant closing” or other similar event under the WARN Act with respect to any Company Group member since the Reference Date, and the Transactions will not prior to or through the Closing result in a “mass layoff” or “plant closing” or other similar event under the WARN Act.

(h) To the Knowledge of the Company, as of the date of this Agreement, no member of the Company Group is liable for any arrears of wages or penalties with respect thereto, except in each case as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole. All amounts that the Company Group is legally or contractually required either (i) to deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) to withhold from their employees’ wages and to pay to any Governmental Entity as required by applicable Legal Requirements have been duly deducted, transferred, withheld and paid, and the Company Group does not have any outstanding obligations to make any such withholding or payment, other than (A) with respect to an open payroll period or (B) as would not result in material liability to the Company Group, taken as whole.

4.13. Real Property; Tangible Property.

(a) No member of the Company Group currently owns any real property or has, since the Reference Date, owned any real property.

(b) Section 4.13(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of each material real property lease to which any Company Group member is a party as of the date of this Agreement (the “Company Real Property Leases”). Except as set forth on Section 4.13(b)(ii) of the Company Disclosure Letter, and except for each Company Real Property Lease that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole: (x) each Company Real Property Lease is in full force and effect and represents a legal, valid and binding obligation of the applicable Company Group member party thereto (in each case, other than any Company Real Property Lease that terminates or expires in accordance with its terms after the date of this Agreement) and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions), (y) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a material breach of or default under, any Company Real Property Lease, and (z) as of the date of this Agreement, no party to any Company Real Property Lease has given any written notice of any claim of any such breach, default or event.

4.14. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of each member of the Company Group have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects.  All material amounts of Taxes payable by or on behalf of each Company Group member (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.

(b) Each member of the Company Group has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s Knowledge is there any) against any Company Group member which has not been paid or resolved.

(d) No material Tax audit or other examination of any Company Group member by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Company’s Knowledge is there any) request or threat for such an audit or other examination.

(e) There are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Company Group.

(f) Each member of the Company Group has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Company Group in the ordinary course of business.

(g) No member of the Company Group: (i) has any liability for the Taxes of another Person (other than another Company Group member) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Parent or the Company.

(h) No member of the Company Group: (i) has consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i) Each member of the Company Group is registered for the purposes of sales Tax, use Tax, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(j) No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(k) No member of the Company Group will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(l) Within the last five (5) years, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Company Group member does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(m) No member of the Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or resident for purposes of such country’s Tax.

(n) The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” to any Company Group officer, director or other service provider under Section 280G of the Code. No Company Group plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, provides for a Tax gross-up, make-whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

4.15. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company Group is and has since the Reference Date been in compliance with all Environmental Laws;

(b) neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened Legal Proceeding arising under or related to Environmental Laws; and

(c) to the Knowledge of the Company, no conditions currently exist with respect to any valid, binding and enforceable leasehold interest under each of the each of the real property leases under which it is a party as of the date of this Agreement as a lessee that would reasonably be expected to result in any member of the Company Group incurring liabilities or obligations under Environmental Laws.

4.16. Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, the Company Group: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”); and (v) material unregistered Trademarks.  All of the Owned Intellectual Property is valid and subsisting and, to the Knowledge of the Company, enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the Company Registered Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and has, to the Knowledge of the Company, a license, sublicense or otherwise possesses legally enforceable rights to use all other material Intellectual Property used in the conduct of the businesses of the Company Group as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the Company Group to conduct its business as currently conducted in all material respects.

(c) To the Knowledge of the Company, since the Reference Date, the Owned Intellectual Property and the conduct of the businesses of the Company Group has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person.  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property, and no such claims have been made in writing against any third party by any member of the Company Group since the Reference Date.

(d) Since the Reference Date, except as set forth in Section 4.16(d) of the Company Disclosure Letter, there has been no action pending against any member of the Company Group and the Company has not received since the Reference Date any written notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any member of the Company Group is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property.  None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e) Except as would not be expected to have a Company Material Adverse Effect, no past or present director, officer, employee, consultant or independent contractor of any member of the Company Group owns (or has any claim or any right (whether or not currently exercisable)) to any ownership interest in or to other rights in any Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Company Group).  Each of the past and present directors, officers, employees, consultants and independent contractors of any member of the Company Group who are or were engaged in creating or developing any Owned Intellectual Property for the Company Group has executed and delivered a written agreement, pursuant to which such Person has: (i)  agreed to hold all Trade Secrets of such member of the Company Group (or of another Person and held by such member of the Company Group) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to such member of the Company Group all of such Person’s rights, title and interest in and to all such Owned Intellectual Property created or developed for such member of the Company Group in the course of such Person’s employment or retention thereby; and (iii) agreed to waive all moral rights such Person may have in any such work which such Person created or authored for such member of the Company Group in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, no such Person is in violation of any such agreement. As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened, claims from current or former directors, employees or contractors of a member of the Company Group in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim.

(f) Each member of the Company Group, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property (or owned by another Person and held by such member of the Company Group).  To the Knowledge of the Company, no Trade Secret that is material to the business of the Company Group has been disclosed to any member of the Company Group’s past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no uncured breach by any employee or Person under any such agreement.

(g) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Owned Intellectual Property.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any member of the Company Group who contributed to the creation or development of any material Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the Company Group’s businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any member of the Company Group.

(h) Each member of the Company Group, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Company Group Software. No source code for any Company Group Software has been delivered, licensed or made available, and no member of the Company Group has any duty or obligation to deliver, license or make available any such source code, to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of the Company Group subject to confidentiality obligations to the Company Group with respect to such source code.

(i) To the Knowledge of the Company, the Company Group Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Company Group Software, or (ii) enable or assist any Person to access without authorization, any Company Group member Software, except for access disclosed in the documentation of such member of the Company Group Software.

(j) The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, hardware, networks, interfaces, platforms and related systems, databases, websites and equipment, used by any Company Group member to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Company Group (collectively, the “Company IT Systems”).  The Company IT Systems are sufficient for the operation of the businesses of the Company Group as currently conducted.  Since the Reference Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused or, to the Knowledge of the Company, could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Company Group.  To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems.

(k) The Company Group has not incorporated any Open Source Software in, or used any Open Source Software in connection with, any Company Group Software developed, licensed, distributed, used or otherwise exploited by any member of the Company Group in a manner that requires the contribution, licensing or disclosure to any third party of any material portion of any proprietary Company Group source code or that would otherwise transfer the rights of ownership in any Owned Intellectual Property of the Company Group to any Person. The Company Group is in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Company Group, including notice obligations.

(l) The execution and delivery of this Agreement by the Company Group and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than PubCo or any of its Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

4.17. Privacy.

(a) Each member of the Company Group has since the Reference Date at all times (in the case of any such Person, during the time such Person was acting for or on behalf of such member of the Company Group and as applicable to such member of the Company Group) complied in all material respects with: (i) all applicable Privacy Laws; (ii) each Company Group member’s applicable policies regarding the processing of Personal Information; and (iii) each Company Group member’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.  None of the Company Group members has, since the Reference Date, (A) received any written claims of, nor has any member of the Company Group been charged with, a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened, in writing, investigations, notices or requests from any Governmental Entity in relation to their data processing activities. None of the Company Group members is in material violation of its applicable privacy policies, rules or notices (including its own). None of the disclosures made or contained in the Company Group’s applicable privacy policies or other disclosures of the Company Group has been misleading or deceptive or in violation of any applicable laws in any material respect.

(b) Each member of the Company Group has, as applicable, since the Reference Date, (i) implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Company Group operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure, and (ii) except as could not result in any material liability to the Company Group, taken as a whole, entered into data protection agreements as mandated by applicable Privacy Laws with all third party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company Group that obligate such Persons to comply with applicable Privacy Laws and to take appropriate steps to protect and secure Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure. To the Knowledge of the Company, any third party who has provided Personal Information to the Company Group has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) Except as set forth in Section 4.17(c) of the Company Disclosure Letter, to the Knowledge of the Company, since the Reference Date through the date of this Agreement, (i) there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company Group or collected, used or processed by or on behalf of the Company Group, and (ii) none of the Company Group members has provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information since the Reference Date.  Each member of the Company Group has implemented, consistent with practices in the industry in which the Company Group operates, disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

4.18. Agreements, Contracts and Commitments.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement.  For purposes of this Agreement, “Company Material Contract” means each of the following Contracts to which a member of the Company Group is a party as of the date of this Agreement, in each case, other than any Company Group Employee Benefit Plan or Company Group Real Property Lease:

(i) each Contract that involved the expenditure or receipt by the Company Group of more than $2,000,000 in the aggregate during the twelve-month period ending on December 31, 2025 or would involve the expenditure or receipt by Company Group of more than $2,000,000 in the aggregate in the twelve-month period ending December 31, 2026;

(ii) any Contract that purports to limit in any material respect (A) the localities in which the Company Group’s businesses may be conducted, (B) any Company Group member from engaging in any line of business or (C) any Company Group member from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any member of the Company Group from soliciting customers or employees;

(iii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any member of the Company Group;

(iv) any Contract for or relating to any borrowing of money by or from the Company in excess of $1,000,000 (excluding any intercompany arrangements solely between or among any member of the Company Group);

(v) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company Group would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(vi) any Contracts relating to the sale of any operating business of any Company Group member or the acquisition by any Company Group member of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $1,000,000 and for which any Company Group member has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(vii) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(viii) any material Contract under which any member of the Company Group: (A) licenses Intellectual Property from any third party (an “Inbound License”), other than Incidental Inbound Licenses; or (B) licenses Intellectual Property to any third party (other than (1) non-disclosure or confidentiality agreements or any other Contract that includes confidentiality provisions entered into in the ordinary course of business whereby any member of the Company Group provides another Person a limited, non-exclusive right to access or use Trade Secrets and (2) other non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business); and

(ix) any obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons.

(b) Except for each Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Company Group member party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions). Neither the applicable Company Group member nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a breach of or default under, any Company Material Contract, and, as of the date of this Agreement, no party to any Company Material Contract has given any written notice (i) of any claim of any such breach, default or event or (ii) that it intends to cease doing business with any Company Group member or materially decrease the volume of business that it presently conducts with any Company Group member. True, correct and complete copies of all Company Material Contracts have been made available to PubCo.

4.19. Insurance.  The Company Group maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering all material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect.  To the Knowledge of the Company, the coverages provided by such Insurance Policies are usual and customary in amount and scope for the Company Group’s business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts.  No written notice of cancellation or termination has been received by any Company Group member with respect to any of the effective Insurance Policies.  There is no pending material claim by any Company Group member against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

4.20. Transactions with Related Parties. Except (a) the Employee Benefit Plans, (b) Contracts relating to labor and employment matters set forth in the Company Disclosure Letter or that are entered into after the date of this Agreement to the extent no Company Group was prohibited from entering into such Contract by Section 6.1, (c) Contracts between or among the Company Group, (d) indemnification agreements between or among any director or officer of any member of the Company Group, on the one hand, and any member of the Company Group, on the other hand, (e) employee confidentiality and invention assignment agreements, (f) Contracts entered into on an arm’s-length basis and in the ordinary course of business between any member of the Company Group, on the one hand, and a Company Member, on the other hand, (g) the payment of salary, bonuses and other compensation for services rendered, and (h) any Contract related to any Person’s ownership of Company Units or other securities of any member of the Company Group, none of the Company Group members is party to any Contract with any (i) present or former officer or director of the Company Group, or a member of his or her immediate family, or (ii) Affiliate of the Company Group.

4.21. Information Supplied.  The information relating to Parent and the Company Group to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the PubCo Stockholders, as applicable, or at the time of the PubCo Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made with respect to the information that has been or will be supplied by PubCo or Merger Sub or any of its Representatives for inclusion in the Registration Statement or the Proxy Statement/Prospectus or any projections or forecasts included therein.

4.22. Anti-Bribery; Anti-Corruption. Since the Reference Date, none of the Company Group or, to the Knowledge of the Company, any member of the Company Group’s respective directors, officers, employees or any other Persons, in each case, acting on their behalf, at their direction or for their benefit, has, in connection with the operation of the business of the Company Group, and in each case in all material respects, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). No member of the Company Group or any member of the Company Group’s respective directors, officers or, to the Knowledge of the Company, any member of the Company Group’s respective employees or any other Persons acting on their behalf, at their direction or for their benefit, and in each case in all material respects, (i) is or has been the subject of an unresolved claim or allegation by a Governmental Entity, relating to (A) any potential violation of applicable Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since the Reference Date, the Company Group has had and maintained a system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and applicable Anti-Corruption Laws.

4.23. International Trade; Sanctions.

(a) Since the Reference Date, the Company Group, the Company Group’s respective directors, officers, Affiliates and, to the Knowledge of the Company, any member of the Company Group’s respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Company Group, and in each case in all material respects: (i) have been in compliance with all applicable Customs & International Trade Laws; (ii) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Company Group, including the Customs & International Trade Authorizations; (iii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Company Group has in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Company Group or any of their respective Affiliates is incorporated or does business.

(b) None of the Company Group members or any member of the Company Group’s respective directors, officers or, to the Knowledge of the Company, any member of the Company Group’s respective Affiliates, employees or any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the Company Group and the Company Group’s respective directors, officers or, to the Knowledge of the Company, any member of the Company Group’s respective Affiliates, employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Company Group, been in material compliance with any applicable Sanctions. Since the Reference Date, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any member of the Company Group or any of their respective directors, officers or, to the Knowledge of the Company, any member of the Company Group’s respective employees or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims or requests for information by a Governmental Entity received by a Company Group with respect to the Company Group’s or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Company Group has in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.

4.24. Company Investment.

(a) The Company has delivered to PubCo true, correct and complete copies of all definitive agreements related to the Company Investment, including the Subscription Agreement, pursuant to which the Subscriber (as defined in the Subscription Agreement) party thereto has agreed, subject to the terms and conditions set forth therein, to purchase Company Units at a price per unit of at least $6.57 and/or Company Warrants at a price of at least $6.57 less $0.0001 per Company Warrant. The Subscription Agreement has not been amended or modified following the date of this Agreement, no such amendment or modification is contemplated, and the respective obligations and commitments contained in the Subscription Agreement have not been withdrawn or rescinded in any respect.

(b) The Subscription Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of the Company, and, to the Knowledge of the Company, each of the Subscriber. There are no conditions precedent or other contingencies related to the funding of the full amount of the Company Investment, other than as expressly set forth in the Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of the Company or, to the Knowledge of the Company, any Purchaser under the Subscription Agreement. The Company has no reason to believe that any of the conditions to the Company Investment as contemplated by the Subscription Agreement will not be satisfied.

4.25. Brokers. Except as set forth on Section 4.25 of the Company Disclosure Letter, the Company Group does not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Company Group member.

4.26. Takeover Laws Inapplicable. No “moratorium,” “control share acquisition,” “business combination,” “fair price,” or other form of anti-takeover Legal Requirement is applicable to the Merger and the other Transactions.

4.27. Disclaimer of Other Warranties. EACH OF PARENT AND THE COMPANY PARTIES HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V OR IN ANY OTHER TRANSACTION AGREEMENT, NEITHER PUBCO NOR MERGER SUB NOR ANY AFFILIATE OR REPRESENTATIVE OF PUBCO OR MERGER SUB HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT OR THE COMPANY PARTIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PUBCO OR MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS.  WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PUBCO OR MERGER SUB IN ARTICLE V OR BY PUBCO, MERGER SUB, OR ANY OF THEIR RESPECTIVE AFFILIATES IN ANY OTHER TRANSACTION AGREEMENT, NONE OF PUBCO, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT, THE COMPANY PARTIES, THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF PUBCO OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PUBCO, MERGER SUB, OR THEIR RESPECTIVE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING.  EACH OF PARENT AND THE COMPANY PARTIES HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND EACH OF PARENT AND THE COMPANY PARTIES HEREBY EXPRESSLY DISCLAIMS RELIANCE ON, ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS. EACH OF PARENT AND THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PUBCO, MERGER SUB, AND THEIR RESPECTIVE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION, EACH OF PARENT AND THE COMPANY PARTIES HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB EXPRESSLY SET FORTH IN THIS AGREEMENT AND THOSE EXPRESSLY SET FORTH IN THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.26, CLAIMS AGAINST PUBCO WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD (AS DEFINED HEREIN).

Article V
REPRESENTATIONS AND WARRANTIES OF PubCo AND MERGER SUB

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by PubCo and Merger Sub to Parent and the Company prior to or in connection with the execution and delivery of this Agreement (the “PubCo Disclosure Letter”); and (ii) as disclosed in the PubCo SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such PubCo SEC Reports), excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, PubCo and Merger Sub represents and warrants to Parent and the Company as follows:

5.1. Organization and Qualification.

(a) PubCo is duly incorporated, validly existing, and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the State of Delaware. PubCo has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of clause (ii) above, as would not, individually or in the aggregate, reasonably be expected to be material to the PubCo Group, taken as a whole. PubCo is duly qualified or licensed to do business in each jurisdiction in which it is conducting its business, or where the operation, ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the PubCo Group, taken as a whole. PubCo is not in violation of any of the provisions of its Governing Documents in any material respect.

(b) Merger Sub (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of clause (ii) above, as would not, individually or in the aggregate, reasonably be expected to be material to the PubCo Group, taken as a whole.  Merger Sub is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the PubCo Group, taken as a whole. Complete and correct copies of the Governing Documents of Merger Sub, as currently in effect, have been made available to the Company. Merger Sub is not in violation of any of the provisions of its Governing Documents in any material respect. No provision of the limited liability company agreement of Merger Sub provides that appraisal rights shall be available in connection with the Transactions.

5.2. PubCo Subsidiaries.

(a) PubCo’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation, formation, or organization, as applicable, are listed on Section 5.2(a) of the PubCo Disclosure Letter (the “PubCo Subsidiaries”). Except as set forth in Section 5.2(a) of the PubCo Disclosure Letter, PubCo owns, directly or indirectly, all of the outstanding equity securities of the PubCo Subsidiaries, free and clear of all Liens (other than Permitted Liens).  Except for the PubCo Subsidiaries and as set forth in Section 5.2(a) of the PubCo Disclosure Letter, as of the date of this Agreement, PubCo does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and is not party to any Contract to purchase any such interest (other than this Agreement) or to make any future investment in or capital contribution to any other entity.

(b) Each PubCo Subsidiary (other than Merger Sub, which is addressed in Section 5.1(b)) is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to give rise to, individually or in the aggregate, a PubCo Material Adverse Effect.  Each PubCo Subsidiary (other than Merger Sub, which is addressed in Section 5.1(b)) is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect. No PubCo Subsidiary is in violation of any of the provisions of its Governing Documents in any material respect.

(c) All issued and outstanding shares of capital stock, limited liability company interests, and equity interests of each PubCo Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in material compliance with applicable Legal Requirements and the applicable PubCo Subsidiary’s respective Governing Documents.

(d) Except as may be set forth in the Governing Documents of any PubCo Subsidiary, or pursuant to any Contract (including any intercompany notes) between any PubCo Group member, on the one hand, and any other PubCo Group member, on the other hand, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any PubCo Subsidiary is a party or by which it is bound obligating such PubCo Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such PubCo Subsidiary or obligating such PubCo Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(e) Merger Sub has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Merger Sub does not have any assets or properties of any kind other than those incident to its formation, organization, and this Agreement and the other Transaction Agreements, and does not now conduct and has never conducted any business. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Merger. All outstanding Merger Sub Units are owned by PubCo, free and clear of all Liens (other than Permitted Liens). PubCo has been duly admitted as, and is, the sole member of Merger Sub.

5.3. PubCo Capitalization.

(a) Except as set forth Section 5.3(a) of the PubCo Disclosure Letter, the PubCo Outstanding Shares is 2,128,840 (such amount, and amounts set forth in such Section 5.3(a) of the PubCo Disclosure Letter, as adjusted for the Reverse Stock Split, if consummated).

(b) Section 5.3(b) of the PubCo Disclosure Letter sets forth the number, class and series of PubCo equity securities issued and outstanding, together with the name of each registered holder thereof.

(c) Except for (i) this Agreement, the other Transaction Agreements, and (ii) as disclosed on Section 5.3(c) of the PubCo Disclosure Letter, (A) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of PubCo or any of its Subsidiaries is authorized or outstanding, and (B) there is no commitment by PubCo or its Subsidiaries to issue equity securities, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of PubCo or its Subsidiaries (other than repurchases, redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting or subscription agreement, in each case, in accordance with the PubCo’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement) or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security.

(d) All outstanding PubCo Common Stock are and will be, (i) duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent that such concepts are applicable) and (ii) not subject to any preemptive rights created by statute, PubCo’s Governing Documents or any Contract to which PubCo is a party. All outstanding PubCo Common Stock were, and will be, issued in compliance in all material respects with applicable Legal Requirements.

(e) There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any PubCo Group member.

(f) All distributions, dividends, repurchases, and redemptions (if any), in respect of the capital stock (or other equity interests) of PubCo were undertaken in material compliance with the PubCo’s Governing Documents then in effect, any agreement to which the PubCo then was a party, and in compliance with applicable Legal Requirements.

(g) Except as set forth in PubCo’s Governing Documents, this Agreement, the other Transaction Agreements, or any agreement granting equity or equity-based compensation awards, as well as the agreements set forth in Section 5.3(g) of the PubCo Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any PubCo Group member is a party or by which any PubCo Group member is bound with respect to any ownership interests of the applicable PubCo Group member.

(h) Except as set forth in Section 5.3(h) of the PubCo Disclosure Letter and as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any PubCo Group member are issuable and no rights in connection with any shares, warrants, options or other securities of any PubCo Group member accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(i) Except as set forth in Section 5.3(i) of the PubCo Disclosure Letter, as of the date of this Agreement, no PubCo Group member has any indebtedness for borrowed money, other than to any other member of the PubCo Group.

5.4. Authority Relative to this Agreement. PubCo has the requisite corporate power and authority to: (a) execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) subject to PubCo Board approval of the amendments to the certificate of incorporation reflecting the Reverse Stock Split Factors approved by the Board, the final PubCo A&R Certificate of Incorporation, and the final form of Assumed Warrants, and the obtainment of PubCo Stockholder Approval of the PubCo Stockholder Matters, perform under this Agreement and the other Transaction Agreements to which it is a party, carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Merger). The execution and delivery by PubCo of this Agreement and the other Transaction Agreements to which it is a party, and, subject to the obtainment of PubCo Stockholder Approval of the PubCo Stockholder Matters, the consummation by PubCo of the Transactions (including the Merger) have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of PubCo, and, other than the obtainment of PubCo Stockholder Approval of the PubCo Stockholder Matters, no other proceedings on the part of PubCo are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Agreements to which PubCo is a party have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by PubCo and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, constitute the legal and binding obligations of PubCo enforceable against it in accordance with their terms (subject to the Enforcement Exceptions).

5.5. No Conflict; Required Filings and Consents.

(a) Subject to obtainment of PubCo Stockholder Approval of the PubCo Stockholder Matters, the execution and delivery by PubCo of this Agreement or the other Transaction Agreements to which it is a party do not (or, in the case of any Transaction Agreements to be entered into by PubCo after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which such PubCo is or as of the Closing will be a party will not, and the consummation of the Transactions, shall not: (i) conflict with or violate its Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the material properties or material assets of PubCo pursuant to, any Contracts, except, with respect to the foregoing clauses (ii) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

(b) The execution and delivery of this Agreement by PubCo, or the other Transaction Agreements to which PubCo is a party, does not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Certificate of Merger in accordance with the DLLCA; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any PubCo Group member is licensed or qualified to do business; (iii) the filing and approval of a listing application by the PubCo with Nasdaq with respect to PubCo Common Stock to be issued as the Merger Consideration; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

5.6. Compliance; Material Permits.

(a) Since the Reference Date, PubCo has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the Reference Date, to the Knowledge of PubCo, no investigation or review by any Governmental Entity with respect to PubCo has been pending or threatened. No written or, to the Knowledge of PubCo, oral notice of non-compliance with any applicable Legal Requirements has been received by PubCo. PubCo is in possession of all Material Permits necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in all material respects. Each Material Permit held by PubCo is valid, binding and in full force and effect in all material respects.

(b) PubCo (i) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Material Permit necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects, or (ii) has not received any notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify or not renew any such Material Permit, except in the case of the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to be material to PubCo.

5.7. PubCo Listing. PubCo Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “NDRA”. Other than has been disclosed in the PubCo SEC Reports, there is no Legal Proceeding or investigation pending or, to the Knowledge of PubCo, threatened in writing against PubCo by the NASDAQ or the SEC with respect to any intention by NASDAQ or the SEC to deregister PubCo Common Stock or to terminate the listing of PubCo Common Stock on the NASDAQ. None of PubCo or any of its Affiliates has taken any action in an attempt to terminate the registration of PubCo Common Stock under the Exchange Act.

5.8. PubCo SEC Reports and Financial Statements.

(a) PubCo has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by PubCo with the SEC under the Exchange Act or the Securities Act since the Reference Date, together with any exhibits, amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “PubCo SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional PubCo SEC Reports”). All PubCo SEC Reports, Additional PubCo SEC Reports, any correspondence from or to the SEC and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. PubCo has made available to the Company true, correct, and complete copies of all amendments and modifications that have not been filed by PubCo with the SEC to all agreements, documents, and other instruments that previously had been filed by PubCo with the SEC and are currently in effect. The PubCo SEC Reports were, and the Additional PubCo SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The PubCo SEC Reports did not, and the Additional PubCo SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Each director and executive officer of PubCo has filed with the SEC all statements required with respect to PubCo by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.8, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.

(b) The financial statements of PubCo contained or incorporated by reference in the PubCo SEC Reports, including all notes and schedules thereto, and the financial statements of PubCo that will be contained or incorporated by reference in any Additional PubCo SEC Report, including all notes and schedules thereto, (i) complied (and, in the case of the financial statements of PubCo to be contained in or to be incorporated by reference in the Additional PubCo SEC Reports, will comply) in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, (ii) were prepared (and, in the case of the financial statements of PubCo to be contained in or to be incorporated by reference in the Additional PubCo SEC Reports, will be prepared) in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Securities Act) and (iii) fairly present (and, in the case of the financial statements of PubCo to be contained in or to be incorporated by reference in the Additional PubCo SEC Reports, will fairly present), in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of PubCo as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (x) GAAP; and (y) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. PubCo has no off-balance sheet arrangements that are not disclosed in the PubCo SEC Reports. Each of the financial statements of PubCo included or incorporated by reference in the PubCo SEC Reports were derived from the books and records of PubCo and each of the financial statements of PubCo that will be included or incorporated by reference in the Additional PubCo SEC Reports will be derived from the books and records of PubCo, in each case, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c) To the Knowledge of PubCo, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any PubCo SEC Reports or Additional PubCo SEC Reports. No notice of any SEC review or investigation of PubCo or PubCo SEC Reports or Additional PubCo SEC Reports has been received by PubCo.

(d) Since January 1, 2020, PubCo has timely filed all Certifications with respect to any of PubCo SEC Reports or Additional PubCo SEC Reports. As used in this Section 5.8(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Other than as has been disclosed in the PubCo SEC Reports, PubCo has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Other than as has been disclosed in the PubCo SEC Reports, PubCo maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

5.9. No Undisclosed Liabilities. The PubCo Group has no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the PubCo SEC Reports; (b) liabilities arising in the ordinary course of business of PubCo or any of its Subsidiaries since the date of the most recent balance sheet included in the PubCo SEC Reports; (c) liabilities incurred in connection with the Transactions; and (d) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the PubCo Group, taken as a whole.

5.10. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the Reference Date, there has not been: (a) any PubCo Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of PubCo’s capital stock, or any purchase, redemption or other acquisition by PubCo of any of PubCo’s capital stock or any other securities of PubCo or any options, warrants, calls or rights to acquire any such shares or other securities (c) other than the Reverse Stock Split, any split, combination or reclassification of any of PubCo’s capital stock; (c) any material change by PubCo in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Legal Requirements; or (d) any change in the auditors of PubCo; or (e) any sale of assets of PubCo other than in the ordinary course of business.

5.11. Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, there is: (a) no pending or, to the Knowledge of PubCo, threatened Legal Proceeding, or to the Knowledge of PubCo, any investigation, against PubCo or any of its properties or assets, or any of the directors or officers of PubCo with regard to their actions as such, and to the Knowledge of PubCo, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of PubCo, threatened audit, examination or investigation by any Governmental Entity against PubCo or any of its properties or assets, or any of the directors or officers of PubCo with regard to their actions as such, and to the Knowledge of PubCo, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding by PubCo against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on PubCo; and (e) no Order imposed or, to the Knowledge of PubCo, threatened to be imposed upon PubCo or any of its respective properties or assets, or any of the directors or officers of PubCo with regard to their actions as such. There is no pending or, to the Knowledge of PubCo, threatened Legal Proceeding challenging or seeking to enjoin, alter or materially delay the Transactions.

5.12. Employee Benefit Plans.

(a) Schedule 5.12(a) of the PubCo Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan that (i) provides for transaction, retention or change in control payments or benefits or tax gross-ups, (ii) is an equity plan or form award agreement that provides for equity or equity-based incentive compensation or (iii) is a defined contribution benefit plan, defined benefit pension plan, nonqualified deferred compensation plan or retiree medical plan not required to be maintained, sponsored or contributed to by applicable Legal Requirements. The PubCo Group has, to the extent permitted by applicable Legal Requirements, provided the Company with a copy of any employment agreement with a current employee with annual base salary in excess of $350,000.

(b) As of the date of this Agreement, each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements. As of the date of this Agreement, no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan that would result in any liability that is material to the PubCo Group, taken as a whole.

(c) Except as would not result in any liability that is material to the PubCo Group, taken as a whole, each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from U.S. federal income taxation under the provisions of Section 401(a) of the Code are so exempt and, to the Knowledge of PubCo, nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(d) No PubCo Group member or any of its respective ERISA Affiliates has at any time in the past six (6) years sponsored or been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) As of the date of this Agreement, none of the Employee Benefit Plans provides for, and the PubCo Group has no material liability in respect of, any material post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements.

(f) As of the date of this Agreement, with respect to any Employee Benefit Plan, no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending or, to the Knowledge of PubCo, threatened against any Employee Benefit Plan or against any fiduciary thereof with respect thereto that could reasonably result in any liability that is material to the PubCo Group, taken as a whole.

(g) Except as could not reasonably result in any material liability to the PubCo Group, taken as a whole, all contributions, reserves or premium payments required to be made or accrued to the Employee Benefit Plans have been timely made or accrued in all material respects.

(h) Except that could not reasonably result in any liability that is material to the PubCo Group, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of PubCo or its Subsidiaries under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of PubCo or its Subsidiaries under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of PubCo or its Subsidiaries under any Employee Benefit Plan.

(i) The PubCo maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) As of the date of this Agreement, with respect to each Employee Benefit Plan of the PubCo Group subject to the Legal Requirements of any jurisdiction outside the United States, including all pension, health, medical, welfare, benefit and other employment plans, whether pre or post-retirement plans (each, a “Foreign Plan”), except that could not reasonably result in any liability that is material to the PubCo Group, taken as a whole, (i) each such Foreign Plan is in compliance with the applicable Legal Requirement of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii)  there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending Legal Proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) all employer and employee contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made, (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of PubCo, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing, (v) each such Foreign Plan required to be fully funded or fully insured or fully accrued in the financial statements of any PubCo Group member, is fully funded or fully insured, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, (vi) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory and administrative authorities and is approved by any applicable taxation authorities to the extent such approval is available, (vii) no Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements and (viii) the consummation of the Transactions will not by itself be reasonably expected to create or otherwise result in any liability with respect to such Foreign Plan.

5.13. Labor Matters.

(a) As of the date of this Agreement, the PubCo Group has 4 employees.

(b) No PubCo Group member is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to current employees of any PubCo Group member. No employees of the PubCo Group are represented by any labor union, labor organization, or works council with respect to their employment with the PubCo Group. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of PubCo, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed or made since the Reference Date that resulted in a material liability to the PubCo Group, taken as a whole. Since the Reference Date, there have been no labor organizing activities involving any PubCo Group member or with respect to any employees of the PubCo Group or, to the Knowledge of PubCo, threatened by any labor organization, work council or group of employees.

(c) Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of PubCo, threatened against or affecting the PubCo Group involving any employee or former employee of, or other individual who provided services to, any PubCo Group member.

(d) As of the date of this Agreement, none of the PubCo’s officers or Key Employees has given written notice to any PubCo Group member of any intent to terminate his, her or their employment with PubCo.  The PubCo Group is in compliance with and since the Reference Date has been in compliance with, and, to the Knowledge of PubCo, each of their employees is in compliance with and since the Reference Date has been in compliance with, the terms of any employment, nondisclosure or restrictive covenant agreements between any PubCo Group member and such employees, in each case except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the PubCo Group taken as a whole.

(e) Each PubCo Group member has complied and is in compliance in all material respects with all employee-related notification, information, consultation, co-determination and bargaining obligations arising under any applicable collective bargaining agreement or Legal Requirement.

(f) To the Knowledge of PubCo, no written notice or written complaint from or on behalf of any present or former employee of, or worker or independent contractor to, any PubCo Group member has been received by any PubCo Group member since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current or former officer, director or Key Employee of any PubCo Group member.

(g) Except as disclosed on Section 5.13(g) of the PubCo Disclosure Letter, since the Reference Date through the date of this Agreement, there have been no material Legal Proceedings against the PubCo Group pending or, to the Knowledge of PubCo, threatened in writing that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any PubCo Group member. Since the Reference Date, no PubCo Group member has received any written notice of intent by any Governmental Entity responsible for the enforcement of labor and employment Legal Requirement to conduct or initiate a material investigation, audit or Legal Proceeding relating to any employment or labor Legal Requirement or employment practice of any PubCo Group member. Each PubCo Group is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the WARN Act, collective bargaining, immigration and work eligibility, benefits, social benefits contributions, severance pay, pension, privacy issues, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(h) There has been no “mass layoff,” “plant closing” or other similar event under the WARN Act with respect to any PubCo Group member since the Reference Date, and the Transactions will not prior to or through the Closing result in a “mass layoff” or “plant closing” or other similar event under the WARN Act.

(i) To the Knowledge of PubCo, as of the date of this Agreement, no PubCo Group member is liable for any arrears of wages or penalties with respect thereto, except in each case as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the PubCo Group taken as a whole. All amounts that the PubCo Group is legally or contractually required either (i) to deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) to withhold from their employees’ wages and to pay to any Governmental Entity as required by applicable Legal Requirements have been duly deducted, transferred, withheld and paid, and the PubCo Group does not have any outstanding obligations to make any such withholding or payment, other than (A) with respect to an open payroll period or (B) as would not result in material liability to the PubCo Group, taken as whole.

5.14. Real Property; Tangible Property.

(a) No PubCo Group member currently owns any real property or has, since the Reference Date, owned any real property.

(b) Section 5.14(b)(i) of the PubCo Disclosure Letter sets forth a true, correct and complete list of each material real property lease to which any PubCo Group member is a party as of the date of this Agreement (the “PubCo Real Property Leases”). Except as set forth on Section 5.14(b)(ii) of the PubCo Disclosure Letter, and except for each PubCo Real Property Lease that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would, individually or in the aggregate, reasonably be expected to be material to the PubCo Group, taken as a whole: (x) each PubCo Real Property Lease is in full force and effect and represents a legal, valid and binding obligation of the applicable PubCo Group party thereto (in each case, other than any PubCo Real Property Lease that terminates or expires in accordance with its terms after the date of this Agreement) and, to the Knowledge of PubCo, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions), (y) neither PubCo nor, to the Knowledge of PubCo, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a material breach of or default under, any PubCo Real Property Lease, and (z) as of the date of this Agreement, no party to any PubCo Real Property Lease has given any written notice of any claim of any such breach, default or event.

5.15. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of PubCo have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of PubCo (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.

(b) PubCo has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of PubCo is there any) against PubCo which has not been paid or resolved.

(d) No material Tax audit or other examination of PubCo by any Governmental Entity is presently in progress, nor has PubCo been notified in writing of (nor to the Knowledge of PubCo is there any) any request or threat for such an audit or other examination.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of PubCo.

(f) PubCo has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the financial statements of PubCo included in the PubCo SEC Reports, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of PubCo in the ordinary course of business.

(g) PubCo (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(h) PubCo has not: (i) consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i) PubCo is registered for the purposes of sales Tax, use Tax, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(j) PubCo has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(k) PubCo will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(l) Since the Reference Date, no claim has been made in writing (nor to PubCo’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which PubCo does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(m) PubCo does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized or resident for purposes of such country’s Tax.

(n) The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” to any PubCo officer, director or other service provider under Section 280G of the Code. No PubCo plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, provides for a Tax gross-up, make-whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

5.16. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect:

(a) the PubCo Group is and has since the Reference Date been in compliance with all Environmental Laws;

(b) neither PubCo nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of PubCo, threatened Legal Proceeding arising under or related to Environmental Laws; and

(c) to the Knowledge of PubCo, no conditions currently exist with respect to any valid, binding and enforceable leasehold interest under each of the each of the real property leases under which it is a party as of the date of this Agreement as a lessee that would reasonably be expected to result in any of the PubCo Group incurring liabilities or obligations under Environmental Laws.

5.17. Intellectual Property.

(a) Section 5.17(a) of the PubCo Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, the PubCo Group: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “PubCo Registered Intellectual Property”); and (v) material unregistered Trademarks.  All of the Owned Intellectual Property is valid and subsisting and, to the Knowledge of PubCo, enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the PubCo Registered Intellectual Property.

(b) PubCo or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and has, to the Knowledge of PubCo, a license, sublicense or otherwise possesses legally enforceable rights to use all other material Intellectual Property used in the conduct of the businesses of the PubCo Group as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the PubCo Group to conduct its business as currently conducted in all material respects.

(c) To the Knowledge of PubCo, since the Reference Date, the Owned Intellectual Property and the conduct of the businesses of the PubCo Group has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person.  To the Knowledge of PubCo, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property, and no such claims have been made in writing against any third party by any member of the PubCo Group since the Reference Date.

(d) Since the Reference Date, except as set forth in Section 5.17(d) of the PubCo Disclosure Letter, there has been no action pending against any member of the PubCo Group and PubCo has not received since the Reference Date any written notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any member of the PubCo Group is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property.  None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e) No past or present director, officer, employee, consultant or independent contractor of any member of the PubCo Group owns (or has any claim or any right (whether or not currently exercisable)) to any ownership interest in or to other rights in any Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the PubCo Group).  Each of the past and present directors, officers, employees, consultants and independent contractors of any member of the PubCo Group who are or were engaged in creating or developing any Owned Intellectual Property for the PubCo Group has executed and delivered a written agreement, pursuant to which such Person has except as would not reasonably be expected to have a PubCo Material Adverse Effect: (i)  agreed to hold all Trade Secrets of such member of the PubCo Group (or of another Person and held by such member of the PubCo Group) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to such member of the PubCo Group all of such Person’s rights, title and interest in and to all such Owned Intellectual Property created or developed for such member of the PubCo Group in the course of such Person’s employment or retention thereby; and (iii) agreed to waive all moral rights such Person may have in any such work which such Person created or authored for such member of the PubCo Group in the course of such Person’s employment or retention thereby. To the Knowledge of PubCo, no such Person is in violation of any such agreement. As of the date of this Agreement, there are no pending or, to PubCo’s Knowledge, threatened, claims from current or former directors, employees or contractors of a member of the PubCo Group in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim.

(f) Each member of the PubCo Group, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property (or owned by another Person and held by such member of the PubCo Group).  To the Knowledge of PubCo, no Trade Secret that is material to the business of the PubCo Group has been disclosed to any member of the PubCo Group’s past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of PubCo, there is no uncured breach by any employee or Person under any such agreement.

(g) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Owned Intellectual Property.  To the Knowledge of PubCo, no current or former employee, consultant or independent contractor of any member of the PubCo Group who contributed to the creation or development of any material Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the PubCo Group’s businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any member of the PubCo Group.

(h) Each member of the PubCo Group, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the PubCo Group Software. No source code for any PubCo Group Software has been delivered, licensed or made available, and no member of the PubCo Group has any duty or obligation to deliver, license or make available any such source code, to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of the PubCo Group subject to confidentiality obligations to the PubCo Group with respect to such source code.

(i) To the Knowledge of the Company, the PubCo Group Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the PubCo Group Software, or (ii) enable or assist any Person to access without authorization, any PubCo Group Software, except for access disclosed in the documentation of such member of the PubCo Group Software.

(j) PubCo or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, hardware, networks, interfaces, platforms and related systems, databases, websites and equipment, used by any PubCo Group member to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the PubCo Group (collectively, the “PubCo IT Systems”).  The PubCo IT Systems are sufficient for the operation of the businesses of the PubCo Group as currently conducted.  Since the Reference Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such PubCo IT Systems that have caused or, to the Knowledge of PubCo, could reasonably be expected to result in the substantial disruption or interruption in or to the use of PubCo IT Systems or the conduct of the business of the PubCo Group.  To the Knowledge of PubCo, the PubCo IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the PubCo IT Systems, or (ii) enable or assist any Person to access without authorization, any PubCo IT Systems, except for access disclosed in the documentation of such PubCo IT Systems.

(k) The PubCo Group has not incorporated any Open Source Software in, or used any Open Source Software in connection with, any PubCo Group Software developed, licensed, distributed, used or otherwise exploited by any member of the PubCo Group in a manner that requires the contribution, licensing or disclosure to any third party of any material portion of any proprietary PubCo Group source code or that would otherwise transfer the rights of ownership in any Owned Intellectual Property of the PubCo Group to any Person. The PubCo Group is in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the PubCo Group, including notice obligations.

(l) The execution and delivery of this Agreement by the PubCo Group and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than PubCo or any of its Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

5.18. Privacy.

(a) Each member of the PubCo Group has since the Reference Date at all times (in the case of any such Person, during the time such Person was acting for or on behalf of such member of the PubCo Group and as applicable to such member of the PubCo Group) complied in all material respects with: (i) all applicable Privacy Laws; (ii) each PubCo Group member’s applicable policies regarding the processing of Personal Information; and (iii) each PubCo Group member’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.  None of the PubCo Group members has, since the Reference Date, (A) received any written claims of, nor has any member of the PubCo Group been charged with, a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened, in writing, investigations, notices or requests from any Governmental Entity in relation to their data processing activities. None of the PubCo Group members is in material violation of its applicable privacy policies, rules or notices (including its own). None of the disclosures made or contained in the PubCo Group’s applicable privacy policies or other disclosures of the PubCo Group has been misleading or deceptive or in violation of any applicable laws in any material respect.

(b) Each member of the PubCo Group has, as applicable, since the Reference Date, (i) implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Company Group operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure, and (ii) except as could not result in any material liability to the PubCo Group, taken as a whole, entered into data protection agreements as mandated by applicable Privacy Laws with all third party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the PubCo Group that obligate such Persons to comply with applicable Privacy Laws and to take appropriate steps to protect and secure Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure. To the Knowledge of PubCo, any third party who has provided Personal Information to the PubCo Group has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) Except as set forth in Section 5.18(c) of the PubCo Disclosure Letter, to the Knowledge of PubCo, since the Reference Date through the date of this Agreement, (i) there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the PubCo Group or collected, used or processed by or on behalf of the PubCo Group, and (ii) none of the PubCo Group members has provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information since the Reference Date.  Each member of the PubCo Group has implemented, consistent with practices in the industry in which the PubCo Group operates, disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

5.19. Agreements, Contracts and Commitments.

(a) Section 5.19(a) of the PubCo Disclosure Letter sets forth a true, correct and complete list of each PubCo Material Contract (as defined below) that is in effect as of the date of this Agreement.  For purposes of this Agreement, “PubCo Material Contract” means each of the following Contracts to which a member of the PubCo Group is a party as of the date of this Agreement, in each case, other than any Employee Benefit Plan or PubCo Real Property Lease:

(i) each Contract that involved the expenditure or receipt by the PubCo Group of more than $50,000 in the aggregate during the twelve-month period ending on December 31, 2025 or would involve the expenditure or receipt by the PubCo Group of more than $50,000 in the aggregate in the twelve-month period ending December 31, 2026;

(ii) any Contract that purports to limit in any material respect (A) the localities in which the PubCo Group’s businesses may be conducted, (B) any PubCo Group member from engaging in any line of business or (C) any PubCo Group member from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any member of the PubCo Group from soliciting customers or employees;

(iii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any member of the PubCo Group;

(iv) any Contract for or relating to any borrowing of money by or from PubCo in excess of $25,000 (excluding any intercompany arrangements solely between or among any member of the PubCo Group);

(v) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the PubCo Group would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(vi) any Contracts relating to the sale of any operating business of any PubCo Group member or the acquisition by any PubCo Group member of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $25,000 and for which any PubCo Group member has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(vii) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(viii) any material Contract under which any member of the PubCo Group: (A) licenses Intellectual Property from any third party (aka Inbound Licenses), other than Incidental Inbound Licenses; or (B) licenses Intellectual Property to any third party (other than (1) non-disclosure or confidentiality agreements or any other Contract that includes confidentiality provisions entered into in the ordinary course of business whereby any member of the PubCo Group provides another Person a limited, non-exclusive right to access or use Trade Secrets and (2) other non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business); and

(ix) any obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons.

(b) Except for each PubCo Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each PubCo Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable PubCo Group member party thereto and, to the Knowledge of PubCo, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions). Neither the applicable PubCo Group member nor, to the Knowledge of PubCo, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a breach of or default under, any PubCo Material Contract, and, as of the date of this Agreement, no party to any PubCo Material Contract has given any written notice (i) of any claim of any such breach, default or event or (ii) that it intends to cease doing business with any PubCo Group member or materially decrease the volume of business that it presently conducts with any PubCo Group member. True, correct and complete copies of all PubCo Material Contracts have been made available to PubCo.

5.20. Insurance.  The PubCo Group maintains Insurance Policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors covering all material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect.  To the Knowledge of PubCo, the coverages provided by such Insurance Policies are usual and customary in amount and scope for the PubCo Group’s business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by PubCo Material Contracts.  No written notice of cancellation or termination has been received by any PubCo Group member with respect to any of the effective Insurance Policies.  There is no pending material claim by any PubCo Group member against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

5.21. Affiliate Transactions. Except as described in the PubCo SEC Reports under the heading “Related Party Transactions”, no Contract between PubCo, on the one hand, and any of the present or former directors, officers, employees or Affiliates of PubCo (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

5.22. Information Supplied. The information relating to PubCo and Merger Sub to be supplied by or on behalf of PubCo and Merger Sub for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date it is first mailed to PubCo Stockholders, as applicable, or at the time of the PubCo Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by PubCo and Merger Sub with respect to the information that has been or will be supplied by Parent or the Company or any of its Representatives for inclusion in the Registration Statement and the Proxy Statement/Prospectus or any projections or forecasts to be included therein.

5.23. Board Approval; Stockholder Vote. The PubCo Board (including any required committee or subcommittee of the PubCo Board) has unanimously: (a) determined that the Merger is fair to, and in the best interests of, PubCo and the PubCo Stockholders; (b) approved this Agreement, the Merger, and the other Transactions; and (c) determined to recommend that the PubCo Stockholders vote to approve the PubCo Stockholder Matters. Other than the obtainment of PubCo Stockholder Approval of the PubCo Stockholder Matters, no other corporate proceedings on the part of PubCo is necessary to approve the consummation of the Transactions.

5.24. State Takeover Statutes Inapplicable. No “moratorium,” “control share acquisition,” “business combination,” “fair price,” or other form of anti-takeover Legal Requirement is applicable to the Merger and the other Transactions, including with respect to the Voting Agreements. If any “moratorium,” “control share acquisition,” “business combination,” “fair price,” or other form of anti-takeover Legal Requirement becomes applicable to, the Merger and the other Transactions, PubCo shall take all such lawful action as is as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other Transactions.

5.25. Anti-Bribery; Anti-Corruption. Since the Reference Date, none of the PubCo Group or, to the Knowledge of PubCo, any member of the PubCo Group’s respective directors, officers, employees or any other Persons, in each case, acting on their behalf, at their direction or for their benefit, has, in connection with the operation of the business of the PubCo Group, and in each case in all material respects, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, or any other applicable anti-corruption or anti-bribery Legal Requirements (aka, Anti-Corruption Laws). No member of the PubCo Group or any member of the PubCo Group’s respective directors, officers or, to the Knowledge of PubCo, any member of the PubCo Group’s respective employees or any other Persons acting on their behalf, at their direction or for their benefit, and in each case in all material respects, (i) is or has been the subject of an unresolved claim or allegation by a Governmental Entity, relating to (A) any potential violation of applicable Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since the Reference Date, the PubCo Group has had and maintained a system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and applicable Anti-Corruption Laws.

5.26. International Trade; Sanctions.

(a) Since the Reference Date, the PubCo Group, the PubCo Group’s respective directors, officers, Affiliates and, to the Knowledge of PubCo, any member of the PubCo Group’s respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the PubCo Group, and in each case in all material respects: (i) have been in compliance with all applicable Customs & International Trade Laws; (ii) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the PubCo Group, including the Customs & International Trade Authorizations; (iii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) have not received any actual or, to the Knowledge of PubCo, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The PubCo Group has in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the PubCo Group or any of their respective Affiliates is incorporated or does business.

(b) None of the PubCo Group members or any member of the PubCo Group’s respective directors, officers or, to the Knowledge of PubCo, any member of the PubCo Group’s respective Affiliates, employees or any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the PubCo Group and the PubCo Group’s respective directors, officers or, to the Knowledge of PubCo, any member of the PubCo Group’s respective Affiliates, employees or any other Persons acting on their behalf have, in connection with the operation of the business of the PubCo Group, been in material compliance with any applicable Sanctions. Since the Reference Date, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any member of the PubCo Group or any of their respective directors, officers or, to the Knowledge of PubCo, any member of the PubCo Group’s respective employees or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims or requests for information by a Governmental Entity received by a Company Group with respect to the PubCo Group’s or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The PubCo Group has in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.

5.27. Brokers. Other than the Persons set forth in Section 5.27 of the PubCo Disclosure Letter, PubCo does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.28. Disclaimer of Other Warranties. PUBCO AND MERGER SUB EACH HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF PARENT, THE COMPANY PARTIES, ANY OF THEIR RESPECTIVE SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PUBCO, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT OR THE COMPANY PARTIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES, OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT AND THE COMPANY PARTIES IN ARTICLE IV OR BY PARENT OR THE COMPANY PARTIES IN ANY OTHER TRANSACTION AGREEMENT, NONE OF PARENT, THE COMPANY PARTIES, ANY OF THEIR RESPECTIVE SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE BY OR ON BEHALF OF PARENT AND THE COMPANY PARTIES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET, OR SIMILAR ITEM RELATING TO ANY OF PARENT OR THE COMPANY PARTIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PUBCO AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND EACH OF PUBCO AND MERGER SUB HEREBY EXPRESSLY DISCLAIMS RELIANCE ON, ANY PROMISE, REPRESENTATION, OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS. EACH OF PUBCO AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT AND THE COMPANY GROUP AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION, EACH OF MERGER SUB AND PUBCO HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY PARTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THOSE EXPRESSLY SET FORTH IN THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 5.28, CLAIMS AGAINST PARENT OR THE COMPANY PARTIES WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD (AS DEFINED HEREIN).

Article VI
CONDUCT PRIOR TO THE CLOSING DATE

6.1. Conduct of Business by the Company and the Company Subsidiaries.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each of the Company Subsidiaries to carry on its business in the ordinary course consistent with past practice, except: (w) to the extent that PubCo shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed); (x) as required by applicable Legal Requirements or any Governmental Entity; (y) as expressly required, permitted, or contemplated by this Agreement or any of the other Transaction Agreements; or (z) as set forth in Section 6.1(a) of the Company Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.1(b) shall constitute a breach under this Section 6.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.1(b) and this Section 6.1(a).

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) to the extent that PubCo shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed); (x) as required by applicable Legal Requirements or any Governmental Entity; (y) as expressly required, permitted, or contemplated by this Agreement or any of the other Transaction Agreements; or (z) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(i) sell, assign, lease, sublease, exclusively license, exclusively sublicense, abandon, pledge, or otherwise transfer or dispose of or grant any right, title or interest in, to or under, any material assets (including material Owned Intellectual Property) of the Company or Opco, except (A) in the ordinary course of business or (B) any transaction between the Company or any of its direct or indirect wholly-owned Subsidiaries, on the one hand, and any other direct or indirect wholly-owned Subsidiary of the Company, on the other hand;

(ii) except for transactions solely among the Company and any of the Company Subsidiaries: (A) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities, or property) in respect of any capital stock or other equity security of any Company Group member (other than distributions made by any direct or indirect wholly-owned Subsidiaries of the Company to the Company or any of its other direct or indirect wholly-owned Subsidiaries), or split, combine, or reclassify any capital stock or other equity security of any Company Group member; (B) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any capital stock or other equity security of any Company Group member (other than repurchases, redemptions, or other acquisitions of any such capital stock or other equity security from directors, officers, employees, or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting, or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement); or (C) grant, issue or sell, or authorize the grant, issuance or sale of any capital stock or equity security of any Company Group member (other than any grants, issuances, or sales made to directors, officers, employees, or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, or subscription agreement, in each case, up to the total number of equity awards available under the Company’s equity award pool as of the date of this Agreement and in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement);

(iii) amend its Governing Documents other than to provide for grants of equity or equity-based compensation awards to directors and employees in the ordinary course of business consistent with past practice;

(iv) voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public or otherwise dispose of material assets or properties of any of the Company or Opco, or agree to do any of the foregoing

(v) (A) make any loans to any Person other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business consistent with past practice; or (B) create, incur, assume, guarantee, or otherwise become liable for, any indebtedness for borrowed money incurred after the date hereof in excess of $50,000 other than (1) guarantees of any such indebtedness of any Subsidiaries of the Company or guarantees by any Subsidiaries of the Company of any such indebtedness of the Company, (2) any transaction between the Company or any of its direct or indirect wholly-owned Subsidiaries, on the one hand, and any other direct or indirect wholly-owned Subsidiary of the Company, on the other hand, and (3) indebtedness of the Company or any of its Subsidiaries with liquidity providers or payment processors that may be necessary for the operation of the business of any Company Group member;

(vi) except as required by GAAP (or any interpretation thereof) or to obtain compliance with PCAOB auditing standards or to upgrade its practices to those suitable for a public company, make any material change in accounting methods, principles or practices;

(vii) (A) make, change, or revoke any material Tax election; or (B) change (or request to change) any material method of accounting for Tax purposes, in each case other than in the ordinary course of business or required by an applicable Legal Requirement;

(viii) engage in any material new line of business, excluding any expansion (A) of any existing line of business or (B) into a new geographical region;

(ix) authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution, or winding-up of the Company; or

(x) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(ix).

(c) Notwithstanding the generality of the foregoing, nothing set forth in Section 6.1(b) shall restrict Company’s rights to: (i) effectuate the Company Investment upon the terms set forth in the Subscription Agreement or (ii) enter into additional Subscription Agreements during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing; in each case in compliance with the covenants, representations and warranties set forth in Sections 4.3(i)(2), 4.24 and 6.4.

6.2. Conduct of Business by PubCo.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, PubCo shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except: (w) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed); (x) as required by applicable Legal Requirements or any Governmental Entity; (y) as expressly required, permitted, or contemplated by this Agreement or any of the other Transaction Agreements; or (z) as set forth in Section 6.2(a) of the PubCo Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.2(b) shall constitute a breach under this Section 6.2(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.2(b) and this Section 6.2(a).

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) as required by applicable Legal Requirements or any Governmental Entity; (x) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed); (y) as expressly required, permitted, or contemplated by this Agreement or any of the other Transaction Agreements; or (z) as set forth in Section 6.2(b) of the PubCo Disclosure Letter, PubCo shall not do any of the following:

(i) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities, or property) in respect of any capital stock, warrant or other equity security or split, combine, split or reclassify any capital stock, warrant or other equity security, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(ii) purchase, redeem, or otherwise acquire, directly or indirectly, any equity securities of PubCo, any of PubCo Subsidiaries, the Company or any of Company Subsidiaries;

(iii) acquire or establish any Subsidiary;

(iv) grant, issue, deliver, sell, authorize, pledge, or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities (other than any grants, issuances, or sales made to directors, officers, employees, or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, or subscription agreement, in each case, up to the total number of equity awards available under PubCo’s equity award pool as of the date of this Agreement and in accordance with PubCo’s Governing Document and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement);

(v) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of PubCo (except for any Voting Agreement);

(vi) amend its Governing Documents (except as contemplated by the PubCo Stockholder Matters);

(vii) voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public or otherwise dispose of material assets or properties of PubCo or its Subsidiaries, or agree to do any of the foregoing;

(viii) (A) create, incur, assume, guarantee, or otherwise become liable for, any indebtedness for borrowed money; (B) issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; (C) make a loan or advance to, or capital contribution or investment in, any Person; or (D) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

(ix) except as required by GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles, or practices;

(x) (A) make, change or revoke any material Tax election; or (B) change (or request to change) any material method of accounting for Tax purposes, in each case other than in the ordinary course of business or required by an applicable Legal Requirement;

(xi) create any Liens on any material property or material assets of PubCo;

(xii) liquidate, dissolve, reorganize, or otherwise wind up the business or operations of PubCo;

(xiii) pay, distribute, or advance any assets or property to any of its officers, directors, stockholders or other Affiliates (other than its Subsidiaries) or enter into or amend any agreement with respect to the foregoing, other than regarding (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses incurred in connection with PubCo or its Subsidiaries;

(xiv) hire any employee or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xv) incur (or otherwise take any action that would reasonably be expected to incur) PubCo Transaction Costs in excess of the amount set forth on Section 6.2(b)(xiv) of the PubCo Disclosure Letter; or

(xvi) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(b)(i) through Section 6.2(b)(xiv).

(c) Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the operations of PubCo prior to the Effective Time. Prior to the Effective Time, PubCo shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

6.3. Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals (or such other individuals as PubCo may specify by notice to the Company) set forth on Section 6.3 of the PubCo Disclosure Letter specifically requesting consent under Section 6.1 shall constitute a valid request by the Company, and an e-mail from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.1 and (b) an e-mail from PubCo to one or more of the individuals (or such other individuals as the Company may specify by notice to PubCo) set forth on Section 6.3 of the Company Disclosure Letter specifically requesting consent under Section 6.2 shall constitute a valid request by PubCo, and an e-mail from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.2.

6.4. Company Investment.

(a) Subject to the terms and conditions of this Agreement, the Parties shall use commercially reasonable efforts to consummate the Company Investment on the terms and conditions described in the Subscription Agreement and satisfy the conditions to the Company Investment as described in the Subscription Agreement and shall not permit any termination, amendment, or modification to be made to, or any waiver of any provision under, or any replacement of, the Subscription Agreement if such termination, amendment, modification, waiver, or replacement (i) reduces the aggregate amount of the Company Investment or (ii) imposes new or additional conditions or otherwise expands, amends, or modifies any of the conditions to the receipt of the Company Investment, or otherwise expands, amends, or modifies any other provision of the Subscription Agreement, in a manner that would reasonably be expected to (x) delay or prevent the funding of the Company Investment (or satisfaction of the conditions to the consummation of the Company Investment) at or substantially simultaneously with the Closing or (y) adversely impact the ability of a Party to enforce its rights against other parties to the Subscription Agreement. Each Party shall promptly deliver to the other Parties copies of any such termination, amendment, modification, waiver, or replacement.

(b) The Parties shall use commercially reasonable efforts to (i) maintain in effect the Subscription Agreement, (ii) enforce their respective rights under the Subscription Agreement, and (iii) comply with their respective obligations under the Subscription Agreement.

(c) Each Party shall give the other Parties prompt notice (i) of any breach or default by any party to the Subscription Agreement under the Subscription Agreement or related to the Company Investment, in each case, of which such Party becomes aware, (ii) of the receipt of any written notice or other written communication from any purchaser with respect to any (x) actual breach, default, termination, or repudiation by any party to any provisions of the Subscription Agreement or related to the Company Investment, or (y) material dispute or disagreement relating to the Subscription Agreement, the Company Investment, or the obligation to fund the Company Investment at or substantially simultaneously with the Closing, and (iii) if at any time, for any reason, the Company believes in good faith that it will not be able to obtain all or any portion of the Company Investment on the terms and conditions set forth in the Subscription Agreement or, in the manner or from the sources contemplated by the Subscription Agreement, the Company shall promptly provide information reasonably requested by the other Parties relating to the circumstances referred to in clauses (i), (ii), or (iii) of the immediately preceding sentence.

Article VII
ADDITIONAL AGREEMENTS

7.1. Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable following the execution and delivery of this Agreement, the Company and PubCo shall, in accordance with this Section 7.1, jointly prepare and PubCo shall file with the SEC a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed by either PubCo or the Company, as applicable) (i) registration statement on Form S-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purpose of registering under the Securities Act the offer and sale of PubCo Common Stock to be issued as the Merger Consideration, and (ii) proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the PubCo Stockholders relating to the PubCo Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), both of which shall comply as to form, in all material respects, with the provisions of the Securities Act and Exchange Act (as applicable), for the purposes of soliciting proxies from the PubCo Stockholders to vote at the PubCo Special Meeting in favor of the PubCo Stockholder Matters.

(b) Each of the Company and PubCo shall use their respective commercially reasonable efforts to (i) cause the Registration Statement (including the Proxy Statement/Prospectus), when filed, to comply in all material respects with all applicable Legal Requirements, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement (including the Proxy Statement/Prospectus), (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the date on which the Registration Statement is initially filed with the SEC, and (iv) keep the Registration Statement effective for so long as necessary to complete the Merger.

(c) If, at any time prior to the PubCo Special Meeting, any information relating to PubCo or the Company, or any of their respective Affiliates, officers or directors, is discovered which is required to be set forth in an amendment or supplement to the Registration Statement so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Party and each of PubCo and the Company shall cooperate reasonably in connection with preparing an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Legal Requirements, disseminating such information to the PubCo Stockholders.

(d) Parent, the Company, and PubCo shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act, and applicable “blue sky” laws. Parent, the Company and PubCo agree to use commercially reasonable efforts to promptly provide the other Party with all information in its possession concerning the business, management, operations and financial condition of such Party reasonably requested by the other Party for inclusion in the Registration Statement. Parent, the Company, and PubCo shall cause the officers and employees of such Party to be reasonably available, during normal business hours, to the other Party and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.

7.2. PubCo Stockholder Approval.

(a) PubCo shall, prior to the Proxy Statement/Prospectus Clearance Date, set a record date that is mutually agreed upon by PubCo and the Company (the “PubCo Record Date”) for determining the PubCo Stockholders entitled to notice of and to vote at the PubCo Special Meeting. PubCo shall timely commence a “broker search” in accordance with Rule 14a-13 of the Exchange Act. Promptly following the Proxy Statement/Prospectus Clearance Date, PubCo shall file the definitive Proxy Statement/Prospectus with the SEC and cause the Proxy Statement/Prospectus to be mailed to each PubCo Stockholder of record as of the PubCo Record Date (such date on which the Proxy Statement/Prospectus is mailed to the PubCo Stockholders, the “Proxy Statement/Prospectus Mailing Date”).

(b) PubCo shall, as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly call, give notice of, and hold a special meeting of the PubCo Stockholders for the purpose of obtaining the PubCo Stockholder Approval of the PubCo Stockholder Matters (the “PubCo Special Meeting”), which meeting shall be held not more than twenty five (25) Business Days after the Proxy Statement/Prospectus Mailing Date and in any event prior to the Outside Date. Without the prior written consent of the Company, the PubCo Stockholder Matters shall be the only matters (other than procedural matters) which PubCo shall propose to be acted on by the PubCo Stockholders at the PubCo Special Meeting. Except in connection with a PubCo Change in Recommendation made in accordance with this Section 7.2(b), PubCo shall use commercially reasonable efforts to obtain the PubCo Stockholder Approval of the PubCo Stockholder Matters at the PubCo Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the obtainment of the PubCo Stockholder Approval of the PubCo Stockholder Matters and, if requested by the Company, engaging a proxy solicitor (at Parent’s expense as a Parent Transaction Cost) reasonably acceptable to the Company to solicit proxies from the PubCo Stockholders in furtherance of obtaining PubCo Stockholder Approval of the PubCo Stockholder Matters. Subject to the proviso in the immediately following sentence, PubCo shall include the PubCo Recommendation in the Proxy Statement/Prospectus. The PubCo Board shall not (and no committee or subcommittee of the PubCo Board shall) change, withdraw, withhold, qualify, or modify, or publicly propose to change, withdraw, withhold, qualify, or modify, the PubCo Recommendation (a “PubCo Change in Recommendation”); provided, however, that the PubCo Board may make a PubCo Change in Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended) only if (i) an Intervening Event occurs, (ii) the PubCo Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a PubCo Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the PubCo Stockholders under Delaware Law, (iii) PubCo delivers to the Company a written notice advising the Company that the PubCo Board proposes to make a PubCo Change in Recommendation due to an Intervening Event (an “Intervening Event Notice”) and containing a detailed description of the facts and circumstances that constitute an Intervening Event, and (iv) at or after 10:00 a.m., New York City time, on the fifth (5th) Business Day immediately following the day on which PubCo delivered the Intervening Event Notice, based solely on the occurrence of such Intervening Event, the PubCo Board again determines in good faith, after consultation with its outside legal counsel, that the failure to make a PubCo Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to PubCo and the PubCo Stockholders under Delaware law (after taking into account any state of facts, development, change, circumstance, occurrence, event, or effect (including any action taken by any Company Group member) that eliminates or mitigates such Intervening Event); provided, further, that the PubCo Board may make a PubCo Change in Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended) only if (i) PubCo receives a bona fide written and unsolicited Acquisition Proposal, (ii) the PubCo Board determines, in good faith, after consultation with its outside legal counsel, that such Acquisition Proposal would reasonably be expected to be a Superior Proposal, (iii) PubCo delivers the Company a written notice advising the Company that the PubCo Board has determined that such Acquisition Proposal would reasonably be expected to be a Superior Proposal (the “Superior Proposal Notice”) and containing a description of such Acquisition Proposal, including any agreement, document, or instrument evidencing such Acquisition Proposal, and (iv) at or after 10:00 a.m. New York City time on the fifth (5th) Business Day immediately following the day on which PubCo delivered the Superior Proposal Notice, based solely on such Acquisition Proposal, the PubCo Board determines, in good faith, after consultation with its outside legal counsel, that the failure to make a PubCo Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to PubCo and the PubCo Stockholders under Delaware law (after taking into account any amendment to the terms and provisions of this Agreement and the other Transaction Agreements proposed by the Company). PubCo agrees that its obligation to establish a record date for determining the PubCo Stockholders entitled to notice of and to vote, duly call, give notice of, and hold the PubCo Special Meeting for the purpose of seeking the obtainment of the PubCo Stockholder Approval of the PubCo Stockholder Matters shall not be affected by any PubCo Change in Recommendation, and that PubCo is required to establish a record date for determining the PubCo Stockholders entitled to notice of and to vote, duly call, give notice of, and hold the PubCo Special Meeting and submit for the approval of the PubCo Stockholders the PubCo Stockholder Matters regardless of whether or not there shall have occurred any PubCo Change in Recommendation.

(c) Notwithstanding anything to the contrary contained in this Agreement, PubCo shall not postpone or adjourn the PubCo Special Meeting except in accordance with this Section 7.2(c). PubCo shall be entitled to postpone or adjourn the PubCo Special Meeting: (i) after consultation with the Company, to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the PubCo Board has determined in good faith is required by applicable Legal Requirements is disclosed and promptly disseminated to the PubCo Stockholders prior to the PubCo Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the PubCo Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient PubCo Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the PubCo Special Meeting; or (iii) in order to solicit additional proxies from the PubCo Stockholders for purposes of obtaining the PubCo Stockholder Approval of the PubCo Stockholder Matters if, as of the time for which the PubCo Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), PubCo Common Stock voted by proxy are not sufficient to obtain the PubCo Stockholder Approval of the PubCo Stockholder Matters; provided that in the event of a postponement or adjournment pursuant to the foregoing clauses (i) or (ii) the PubCo Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. PubCo (i) shall, if requested in writing by the Company prior to the start of the PubCo Special Meeting, postpone or adjourn the PubCo Special Meeting, and (ii) shall not, without the consent of the Company, adjourn or postpone the PubCo Special Meeting to a date that is beyond four Business Days prior to the Outside Date unless the PubCo Board determines, in good faith, after consultation with its outside legal counsel, that (x) the taking of such action would reasonably be expected to be inconsistent with its fiduciary duties to PubCo and the PubCo stockholders under Delaware law and (y) the failure to take such action would reasonably be expected to be inconstant with its fiduciary duties to PubCo and the PubCo Stockholders, respectively.

7.3. Certain Regulatory Matters.

(a) Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, or to do or cause to be done, all actions and things necessary or advisable to consummate and make effective as promptly as practicable the Transactions. Without limiting the generality of the foregoing, as promptly as practicable following the date of this Agreement, the Parties shall make all filings, notices, waiver requests, applications and other submissions, to any Governmental Entity (the “Required Regulatory Filings”) that are necessary or advisable in connection with all consents, approvals, orders, authorizations, clearances, licenses, waivers, and exemptions, that are necessary, proper or advisable to be obtained with respect to the Transactions (the “Required Regulatory Approvals”). The Parties shall promptly and in good faith respond to all information requested of them by any Governmental Entity in connection with such Required Regulatory Filings and otherwise reasonably cooperate in good faith with each other and such Governmental Entities in connection with the Required Regulatory Filings and obtaining the Required Regulatory Approvals. Each Party will promptly furnish to the other Party such information and assistance as the other may reasonably request in connection with its preparation of any Required Regulatory Filings and will take all other commercially reasonable actions necessary or advisable to cause the expiration or termination of any applicable waiting periods with respect to any Required Regulatory Approval as soon as practicable. Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall promptly furnish to PubCo, and PubCo shall promptly furnish to the Company, copies of any notices or substantive written communications received by such Party or any of its Affiliates from any Governmental Entity with respect to the Transactions, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Entity concerning the Transactions; provided that none of the Parties shall enter into any agreement with any Governmental Entity with respect to the Transactions without the written consent of the other Parties. To the extent not prohibited by any applicable Legal Requirement, the Company agrees to provide PubCo and its counsel, and PubCo agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the Transactions. Each of the Company and PubCo may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.3(a) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Required Regulatory Approvals.

(b) Nothing in this Section 7.3 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Company Group member or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with PubCo’s and the Company’s prior written consent.

(c) Any filing fees required by Governmental Entities, including with respect to the Required Regulatory Approvals, or any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, shall be borne entirely by PubCo.

7.4. Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, PubCo will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). PubCo shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b) Promptly after the execution of this Agreement, PubCo and the Company shall also issue a mutually agreed upon joint press release announcing the execution of this Agreement.

7.5. Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. As of the Effective Time, the Confidentiality Agreement will automatically terminate; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Subject to Section 7.4, PubCo and the Company shall reasonably cooperate to create and implement a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed) communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by PubCo, or PubCo, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business; (ii) if such announcement or other communication is required by applicable Legal Requirements (provided that, to the extent permitted by applicable Legal Requirements, the disclosing Party first shall, to the extent reasonably practicable, allow such other Parties to review such public announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith); (iii) in the case of the Company, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to the Company’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iv) in the case of the Company, (A) internal announcements to employees of any member of the Company Group or (B) communications to banks, customers, or suppliers of the Company Group as the Company determines in good faith to be reasonably appropriate (such determination to be made by the Company in good faith); (v) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release, or other communication previously approved in accordance with Section 7.3 or this Section 7.5(b); (vi) announcements and communications to Governmental Entities in connection with registrations, declarations, and filings relating to the Transactions that are required to be made under this Agreement; and (vii) to enforce any of their respective rights or comply with any of their respective obligations under this Agreement or any other Transaction Agreement.

(c) From the date hereof until the Closing, the Company will use commercially reasonable efforts to afford PubCo and its financial advisors, accountants, counsel, and other representatives reasonable access during the Company’s normal business hours, upon reasonable notice, to the properties, books, records, and personnel of the Company Group, as PubCo may reasonably request solely for purposes of facilitating the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such member of the Company Group. From the date hereof until the Closing, PubCo will use commercially reasonable efforts to afford the Company and its financial advisors, accountants, counsel, and other representatives reasonable access during the Company’s normal business hours, upon reasonable notice, to the properties, books, records, and personnel of PubCo, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of PubCo. Notwithstanding anything to the contrary set forth in this Section 7.5(c), no Party shall be required to take any action, provide any access to, or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other similar protection or privilege, (ii) violate any applicable Legal Requirement, or (iii) violate any Contract to which such Party is a party or bound; provided, however, that the Parties agree to use commercially reasonable efforts to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in the foregoing clauses (ii) and (iii).

7.6. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and without limiting the obligations of any Party under Section 7.3, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to: (a) cause the conditions set forth in Article VIII to be satisfied prior to the Outside Date; (b) defend any suits, claims, actions, investigations, or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (c) execute and deliver any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require PubCo or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, and capital stock.

7.7. Company and PubCo Securities Listings.

(a) From the date hereof through the Closing, PubCo shall use its commercially reasonable efforts to ensure that PubCo remains listed as a public company on, and for the Merger Consideration to be listed on, NASDAQ, subject to official notice of issuance, as promptly as reasonably practicable after the Proxy Statement/Prospectus Clearance Date, and in any event prior to the Effective Time.

(b) From the date hereof through the Closing, PubCo will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Legal Requirements.

7.8. No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of Parent, the Company, OpCo, and PubCo shall not, and shall direct its and their employees, agents, officers, directors, managers, representatives, and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage any inquiries or proposals by, or provide any information to, any Person (other than the Parties) concerning any Acquisition Proposal or any merger, consolidation, purchase of ownership interests or assets of, by or otherwise involving the Company or OpCo, or any recapitalization or other business combination transaction involving Parent, the Company, or OpCo (each, a “Business Combination”); (ii) enter into or continue any discussions, negotiations, or transactions with or respond to any inquiries or proposals by any other Person concerning any Acquisition Proposal or any Business Combination, except to inform such Person of the applicable Party’s obligations under this Section 7.8; (iii) enter into any agreement regarding an Acquisition Proposal or a Business Combination; (iv) commence, continue, or renew any due diligence investigation regarding an Acquisition Proposal or a Business Combination; or (v) prepare or take any steps in connection with an offering of any securities of the Company, or OpCo (or any Affiliate or successor), except in respect of the Company Investment. Each of Parent, the Company, OpCo, and PubCo shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Acquisition Proposal or Business Combination.

(b) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer, or submission with respect to an Acquisition Proposal or a Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer, or submission), after the date of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer, or submission with respect to an Acquisition Proposal or a Business Combination, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer, or submission.

(c) Nothing in the foregoing provisions of this Section 7.8 shall prevent PubCo or the PubCo Board from, at any time prior to the obtainment of the PubCo Stockholder Approval of the PubCo Stockholders Matters, providing information to any Person who has made a bona fide written and unsolicited Acquisition Proposal only if (i) such Acquisition Proposal is received by PubCo after the date of this Agreement, (ii) the PubCo Board determines, in good faith, after consultation with its outside legal counsel, that such Acquisition Proposal would reasonably be expected to be a Superior Proposal, (iii) the PubCo Board determines, in good faith, after consultation with its outside legal counsel, that failure to provide information would reasonably be expected to be inconsistent with its fiduciary duties to PubCo and the PubCo Stockholders under Delaware law, and (iv) such Person executes and delivers to PubCo a confidentiality agreement on terms and conditions substantially to those contained in the Confidentiality Agreement.

7.9. Director and Officer Matters.

(a) Parent, PubCo, the Company, and the Surviving Company agree that all rights to exculpation, indemnification, and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of PubCo (each, together with such person’s heirs, executors or administrators, a “PubCo D&O Indemnified Party”), as provided in PubCo’s and its Subsidiaries’ Governing Documents, shall survive the Closing until the six year anniversary of the Closing. For a period of six years from the Closing Date, (i) PubCo shall maintain in effect the exculpation, indemnification, and advancement of expenses provisions of PubCo’s Governing Documents and pursuant to any indemnification agreements between PubCo or any Subsidiary, on the one hand, and such PubCo D&O Indemnified Party, on the other hand as in effect immediately prior to the Closing Date (such provisions, the “D&O Indemnification Provisions”), (ii) PubCo shall not amend, repeal, or otherwise modify any such D&O Indemnification Provisions in any manner that would adversely affect the rights thereunder of any PubCo D&O Indemnified Party and (iii) PubCo shall honor and guarantee all payments required to be made by the Surviving Company with respect to all such D&O Indemnification Provisions; provided, however, that all exculpation and rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted, or any claim made, within such six-year period shall continue until the final disposition of such Legal Proceeding or the final resolution of such claim.

(b) PubCo shall purchase, prior to the Effective Time, a six-year prepaid D&O tail policy for the non-cancellable extension of directors’ and officers’ liability coverage of PubCo’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under PubCo’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of PubCo by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transaction Agreements) (the “D&O Tail Policy”). The D&O Tail Policy to be purchased shall be subject to Parent’s reasonable prior written approval and shall be paid by PubCo as a PubCo Transaction Cost.

(c) The rights of each PubCo D&O Indemnified Party under this Section 7.9 shall be in addition to, and not in limitation of, any other rights such individual may have under the Governing Documents of PubCo or any of its Subsidiaries, any other indemnification arrangement, any Legal Requirement, or otherwise. The provisions of this Section 7.9 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the PubCo D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.9.

(d) If PubCo or the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as applicable, assume the obligations set forth in this Section 7.9.

7.10. Tax Matters. Notwithstanding anything herein to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne equally by PubCo and Parent. Unless otherwise required by applicable Legal Requirement, PubCo shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and PubCo shall reasonably cooperate with respect thereto as necessary).

7.11. Section 16 Matters. Prior to the Effective Time, the PubCo Board shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of PubCo Common Stock that occurs or is deemed to occur by reason of or pursuant to the Merger by each Party and its directors and officers who are or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PubCo to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

7.12. Board of Directors. PubCo will use commercially reasonable efforts to take all actions reasonably necessary to, and the Company shall reasonably cooperate with PubCo to, cause the PubCo Board of Directors, immediately after the Effective Time (the “Closing PubCo Board”) to consist of a number of directors selected by the Company, which shall include (a) one (1) director as the Chief Executive Officer of the Company (the “CEO Director”), (b) at least four (4) directors as non-executive directors designated solely by the Company (the “Company Directors”); and (c) one (1) director as a non-executive director designated solely by PubCo (the “PubCo Director”). The Parties currently expect that the initial PubCo Director will be the individual set forth on Section 7.12 of the PubCo Disclosure Letter. In furtherance of PubCo’s cooperation obligations under the foregoing sentence, prior to the Proxy Statement/Prospectus Clearance Date, the Company shall provide PubCo with a duly completed director questionnaire with respect to the CEO Director and the Company Directors in form and substance reasonably acceptable to PubCo along with a biography of the CEO Director and the Company Directors suitable for inclusion in the Proxy Statement/Prospectus. In accordance with the PubCo A&R Certificate of Incorporation as in effect as of the Closing, the Parties acknowledge and agree that the Closing PubCo Board will be a classified board with three (3) classes of directors, with:

(a) a first class of directors (the “Class I Directors”), initially serving a term effective from the Effective Time until the first annual meeting of the PubCo Stockholders held after the Effective Time (but any subsequent Class I Directors serving a three (3)-year term), with two (2) of the Company Directors to serve as a Class I Director;

(b) a second class of directors (the “Class II Directors”), initially serving a term effective from the Effective Time until the second annual meeting of the PubCo Stockholders held following the Effective Time (but any subsequent Class II Directors serving a three (3)-year term), with one (1) of the Company Directors and the PubCo Director to serve as Class II Directors; and

(c) a third class of directors (the “Class III Directors”), serving a term effective from the Effective Time until the third annual meeting of the PubCo Stockholders held following the Effective Time (and any subsequent Class III Directors serving a three (3)-year term), with the CEO Director, and two (2) of the Company Directors to serve as Class III Directors.

7.13. Incentive Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt, subject to receipt of the relevant PubCo Stockholder Approval of the Incentive Equity Plan, the Incentive Equity Plan, in a form agreed to by PubCo and Company, to hire and incentivize PubCo’s and its Subsidiaries’ directors, managers, executives, and other employees, and at the Effective Time shall reserve thereunder a total pool of awards of such number of PubCo Common Stock as agreed to by PubCo and the Company. As soon as practicable following the Closing, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to PubCo Common Stock issuable under the Incentive Equity Plan.

7.14. [Reserved].

7.15. Disclosure of Certain Matters. Each Party shall promptly provide the other Parties with written notice of: (a) any event, development or condition of which it obtains knowledge that is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

7.16. Nasdaq Listing. PubCo shall prepare and submit to Nasdaq an initial listing application or notification form, as applicable, for (i) notifying Nasdaq of the changes in the name of PubCo and (ii) the listing of PubCo Common Stock to be issued as Merger Consideration, and use its reasonable best efforts to cause such shares to be approved for listing (subject to official notice of issuance) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. Parent shall pay all Nasdaq fees associated with the Nasdaq Listing Application as a Parent Transaction Cost. The Company and OpCo will cooperate with PubCo as reasonably requested by PubCo with respect to the Nasdaq Listing Application and promptly furnish to PubCo all information concerning the Company and OpCo and its respective Subsidiaries and equity holders that may be required or reasonably requested in connection with any action contemplated by this Section 7.16.

7.17. PubCo Preferred Stock. Prior to the Effective Time, PubCo shall cause all issued and outstanding PubCo Preferred Stock, if any, to be converted, redeemed, exchanged, cancelled or retired such that, as of the Effective Time, there is no PubCo Preferred Stock issued or outstanding.

Article VIII
CONDITIONS TO THE TRANSACTION

8.1. Conditions to Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the PubCo Special Meeting (including any adjournments or postponements thereof), the PubCo Stockholder Approval of the PubCo Stockholder Matters shall have been obtained.

(b) There shall not be in effect any injunction or other order of any Governmental Entity of competent jurisdiction prohibiting, enjoining, restricting or making illegal the consummation of the Transactions.

(c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(d) PubCo Common Stock issuable as the Merger Consideration shall be approved for listing upon the Closing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and PubCo), subject to notice of official issuance.

(e) The Company shall have received, or will receive substantially simultaneously with the Closing and, in all events, prior to the Effective Time, aggregate gross cash proceeds of at least $50,000,000 from the Company Investment.

(f) The Company shall have obtained a written consent of OPIC to the Merger and the other Transactions for purposes of complying with the requirements of Section 8.01(t) of the OPIC Loan Agreement.

(g) PubCo shall have filed the PubCo A&R Certificate of Incorporation.

8.2. Additional Conditions to Obligations of Parent and the Company. The obligations of Parent and the Company to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of PubCo and Merger Sub shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “PubCo Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “PubCo Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failure of such representations and warranties to be so true and correct, has not had and would not reasonably be expected to have, individually and in the aggregate, a PubCo Material Adverse Effect.

(b) Each of PubCo and Merger Sub shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(c) Since the date of this Agreement, there shall not have occurred any PubCo Material Adverse Effect.

(d) PubCo shall have delivered to the Company a certificate, signed by an authorized representative of PubCo and Merger Sub and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e) PubCo shall have caused all issued and outstanding PubCo Preferred Stock to be converted, redeemed, exchanged, cancelled or retired such that, as of the Effective Time, there is no PubCo Preferred Stock issued or outstanding.

(f) PubCo shall have PubCo Cash equal to, or greater than, $3,800,002.59.

(g) PubCo shall have delivered to the Company the closing deliverables set forth in Section 2.4(a).

8.3. Additional Conditions to the Obligations of PubCo and Merger Sub. The obligations of PubCo and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by PubCo:

(a) (i) The Fundamental Representations of Parent and the Company Parties shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date) and (ii) all other representations and warranties of Parent and the Company Parties set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), where any failure of such representations and warranties of Parent and the Company Parties to be so true and correct has not had and would not reasonably be expected to have, individually and in the aggregate, a Company Material Adverse Effect.

(b) Each of Parent and the Company Parties shall have performed or complied with all agreements, obligations, and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Each of Parent and the Company Parties shall have delivered to PubCo a certificate, signed by an authorized representative of each of Parent and the Company Parties’ and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

(e) Parent shall have delivered to the PubCo the closing deliverables set forth in Section 2.4(b).

(f) Parent shall have effected the Contribution.

Article IX
TERMINATION

9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of PubCo and the Company;

(b) by either PubCo or the Company if the Closing shall not have occurred by December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) PubCo where any member of the PubCo Group’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) the Company, where any member of the Company Group’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either PubCo or the Company if a Governmental Entity shall have issued any final non-appealable Order, or any applicable Legal Requirement shall be in effect, making the Transaction illegal or permanently prohibiting the Transactions, including the Merger;

(d) by the Company, if any representation or warranty of PubCo or Merger Sub set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if PubCo or Merger Sub breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach by PubCo or Merger Sub is curable by PubCo or Merger Sub prior to the Outside Date, then the Company must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to PubCo of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that PubCo continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) any member of the Company Group shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach and such breach has not been cured; or (B) if such breach by PubCo is cured during such 30 day period);

(e) by PubCo, if any representation or warranty of Parent, the Company, or OpCo set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if Parent, the Company, or OpCo breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach is curable by Parent, the Company, or OpCo, as applicable, prior to the Outside Date, then PubCo must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from PubCo to the Company of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that Parent, the Company, or OpCo, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that PubCo may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) any member of the PubCo Group shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach and such breach has not been cured; or (B) if such breach by Parent, the Company, or OpCo, as applicable, is cured during such 30 day period);

(f) by either PubCo or the Company, if at the PubCo Special Meeting (after taking into account any adjournments or postponements thereof), the PubCo Stockholder Approval of the PubCo Stockholder Matters is not obtained; and

(g) by the Company, if the PubCo Board or any committee or subcommittee thereof makes a PubCo Change in Recommendation.

9.2. Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except that: (i) Section 7.5(a), this Section 9.2, Article XI (General Provisions), and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach of any covenants or agreements set forth in this Agreement.

Article X
NO SURVIVAL

10.1. No Survival. None of the representations, warranties, covenants, or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all rights, claims, and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Effective Time. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Party with respect to Intentional Fraud.

Article XI
GENERAL PROVISIONS

11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, the Company or OpCo, to:

Noble Africa LLC

2200 Ross Avenue

Suite 4575E

Dallas, Texas Attention: Donald G. Ainscow

Email: dainscow@aspisotopes.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

2801 N Harwood St Suite 2300

Dallas, Texas 75201

Attention: Matthew L. Fry; Rachel O’Donnell; Simin Sun

Email: matt.fry@haynesboone.com; rachel.odonnell@haynesboone.com; simin.sun@haynesboone.com if to PubCo or Merger Sub, to:

ENDRA Life Sciences Inc.
3600 Green Court, Suite 350
Ann Arbor, MI 48105
Attention:	Alexander Tokman
Email:	ATokman@endrainc.com

with a copy to (which shall not constitute notice):

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, NC 28202
Attention:	Coleman Wombwell; Patrick Rogers
Email:	Coleman.Wombwell@klgates.com;
Patrick.Rogers@klgates.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2. Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations promulgated thereunder and any amendment or successor to such statute or regulation. References to a Contracts shall include any amendments thereto. All references to currency amounts in this Agreement means United States dollars.

11.3. Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements, and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4. Entire Agreement; Third Party Beneficiaries. This Agreement, the Company Disclosure Letter, PubCo Disclosure Letter, the other Transaction Agreements, and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.9, Section 11.14 and this Section 11.4 (which are expressly intended to be and will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs, and Representatives), are intended third-party beneficiaries of, and may enforce this Section 11.4.

11.5. Severability. In the event that any term, provision, covenant, or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.6. Other Remedies; Specific Performance. Except as otherwise expressly provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) monetary damages would be both incalculable and an insufficient remedy for such failure or breach. The Parties agree that each Party shall be entitled to specific performance of the provisions of this Agreement and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of the provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7. Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy, or claim based upon or arising out of this Agreement, the other Transaction Agreements, and the consummation of the Transactions, or the validity, interpretation, breach, or termination of this Agreement or the other Transaction Agreements, and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Except as otherwise expressly provided in Section 3.7, each of the Parties (i) irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, to the extent that such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware), in each case in connection with any action, suit, dispute, controversy, or claim based upon or arising out of this Agreement, the other Transaction Agreements, and the consummation of the Transactions, or the validity, interpretation, breach, or termination of this Agreement or the other Transaction Agreements, and the consummation of the Transactions, (ii) agrees that process may be served upon them in the manner provided for the giving of notice under Section 11.1 or in any manner authorized by the laws of the State of Delaware for such Person, and (iii) waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party waives, and shall not assert as a defense in any legal dispute, that: (i) such Party is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such action, suit, dispute, controversy, or claim may not be brought or is not maintainable in such court; (iii) such Party’s property is exempt or immune from execution; (iv) such action, suit, dispute, controversy, or claim is brought in an inconvenient forum; or (v) the venue of such action, suit, dispute, controversy, or claim is improper. Each Party hereby agrees not to commence or prosecute any such action, suit, dispute, controversy, or claim other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, suit, dispute, controversy, or claim to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, suit, dispute, controversy, or claim in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY UNDER THIS AGREEMENT MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY ACTION, SUIT, DISPUTE, CONTROVERSY, OR CLAIM BASED ON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, AND THE CONSUMMATION OF THE TRANSACTIONS, OR THE VALIDITY, INTERPRETATION, BREACH OR TERMINATION OF THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

11.9. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions.

11.11. Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or the other Transaction Agreements or any of its rights, interests, or obligations hereunder or thereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

11.12. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. No modification, termination, rescission, discharge, or cancellation of this Agreement shall be effective unless in writing signed by the Party against whom it is sought to be enforced, or shall affect the right of any Party to enforce any claim or right hereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.

11.13. Waiver. Except as otherwise expressly provided herein, no delay, failure or waiver by any Party to exercise any right or remedy under this Agreement and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy. For purposes of this Agreement, no course of dealing among any or all of the Parties shall operate as a waiver of the rights or remedies hereof. The rights and remedies herein provided are exclusive, and not cumulative, of any rights or remedies provided by applicable Legal Requirement. No provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such provision as contemplated herein.

11.14. Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, Parent, the Company, PubCo, and Merger Sub as named Parties. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, or representative of Parent, the Company, PubCo, or Merger Sub shall have any liability (whether in Contract, tort, equity, or otherwise) for any one or more of the representations, warranties, covenants, agreements, or other obligations or liabilities of any one or more of Parent, the Company, PubCo, or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(b) Notwithstanding the foregoing, a Related Party may have (and this Section 11.14 shall no way amend, alter, limit, or otherwise effect) obligations under any documents, agreements, or instruments delivered contemporaneously herewith if such Related Party is party to such document, agreement, or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.

11.15. Company and PubCo Disclosure Letters. The Company Disclosure Letter and the PubCo Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the Company Disclosure Letter, or PubCo Disclosure Letter, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter, or PubCo Disclosure Letter, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of Company Disclosure Letter, or PubCo Disclosure Letter, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Letter, or PubCo Disclosure Letter, as applicable. Certain information set forth in the Company Disclosure Letter, or PubCo Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ASP ISOTOPES INC.

By:	/s/ Paul E. Mann
	Name:	Paul E. Mann
	Title:	Chief Executive Officer

NOBLE AFRICA LLC

By:	/s/ Paul E. Mann
	Name:	Paul E. Mann
	Title:	Manager

RENERGEN LIMITED

By:	/s/ Paul E. Mann
	Name:	Paul E. Mann
	Title:	Director

Signature Page to Agreement and Plan of Merger

ENDRA LIFE SCIENCES INC.

By:	/s/ Alexander Tokman
	Name:	Alexander Tokman
	Title:	Chief Executive Officer

KRUGER MERGER SUB LLC

By:	ENDRA Life Sciences Inc., its Member

By:	/s/ Alexander Tokman
	Name:	Alexander Tokman
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A-1

FORM OF SUBSCRIPTION AGREEMENT

[Attached]

Noble Africa LLC

SUBSCRIPTION DOCUMENTS BOOKLET

FOR CLASS [A/B] UNITS

INSTRUCTIONS

AND

SUBSCRIPTION DOCUMENTS

INSTRUCTIONS TO SUBSCRIBERS

Persons and entities wishing to subscribe for Class [A/B] Units (“Units”) of Noble Africa LLC, a Delaware limited liability company (the “Company”), should complete and sign the Subscription Agreement and supplemental documents contained herein. You may subscribe by completing the following steps set forth below. YOU MUST CAREFULLY READ (1) THIS SUBSCRIPTION BOOKLET IN ITS ENTIRETY AND (2) THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY PRIOR TO SUBSCRIBING FOR UNITS.

DOCUMENT NUMBER

1.	Subscription Agreement (Subscription Document #1). Review, then sign and complete page 9.

2.	Subscriber Questionnaire for Individual (Subscription Document #2). Complete all sections, initial where required and sign on page 3 after completing all questions.

3.	Subscriber Questionnaire for Partnership, LLC, Corporation or Trust (Subscription Document #3). Complete all sections, mark the document accordingly, sign on page 3 and complete the certifications in the form of Exhibit A, B or C, as applicable.

4.	Certification of Non-Foreign Status and IRS Form W-9 (Subscription Document #4). Subscription Document #4 is only required for United States persons (as defined below) and only to the extent you have not previously provided one to the Company. United States persons should complete all blanks on the appropriate Certification (corporate or individual) and IRS Form W-9 and sign and date the Certification and IRS Form W-9. For this purpose, a “United States person” means (i) a United States citizen or resident, (ii) a partnership, corporation or limited liability company organized under United States law, (iii) a United States estate (or any other estate whose income from sources outside of the United States is subject to United States federal income tax regardless of the source) or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or (B) if a valid election to be treated as a United States person is in effect with respect to such trust.

Completed documents should be returned to Lucid Capital Markets LLC; email: GS@lucidcm.com.

Wiring instructions are as follows:

Bank:
Address:
Name of Account:	Noble Africa LLC
Account Number:
ABA Number:

NOBLE AFRICA LLC

SUBSCRIPTION DOCUMENT #1

SUBSCRIPTION AGREEMENT

Noble Africa LLC

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) is dated as of June __, 2026, between Noble Africa LLC, a Delaware limited liability company (the “Company”), and the undersigned subscriber the (“Subscriber” or “you”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, ASP Isotopes Inc., a Delaware corporation (“Parent”), the Company, Renergen Limited, a company incorporated under the laws of the Republic of South Africa and a direct, wholly owned subsidiary of Parent (“OpCo”), ENDRA Life Sciences Inc., a Delaware corporation (“PubCo”), and Kruger Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), will concurrently with the execution of this Subscription Agreement, enter into that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which (i) Parent will contribute its equity interest in OpCo for an aggregate of 55,500,000 Class B Units of the Company, (ii) PubCo will effect a reverse stock split with split ratios that are approved by the board of directors of PubCo, (iii) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of PubCo, (iv) all of the Company Units issued and outstanding immediately prior to the Effective Time other than Excluded Company Units, by virtue of the Merger and upon the terms and subject to the conditions set forth in the Merger Agreement, shall be converted into and shall for all purposes represent only the right to receive the Merger Consideration and (v) all of the Pre-Funded Warrants (as defined below) of the Company issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and upon the terms and subject to the conditions set forth in the Merger Agreement, shall be assumed by PubCo at the Effective Time (the Merger, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Transactions qualify as a tax-deferred contribution of the Company to PubCo by Parent pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder;

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company that number of (i) Class [A/B] Units of the Company (the “Units”), set forth on Subscriber’s signature page hereto for a purchase price of $6.57 per Unit (the “Purchase Price”) and/or (ii) at the Subscriber’s election, upon written notice to the Company within ten (10) days following the date hereof, Pre-Funded Warrants (the “Pre-Funded Warrants”) to purchase one Unit at a per Unit exercise price equal to $0.0001 (the “Exercise Price”) at a purchase price per Pre-Funded Warrant equal to the Purchase Price less the Exercise Price, and with an aggregate purchase price set forth on Subscriber’s signature page hereto (the “Aggregate Purchase Price”); and

[WHEREAS, concurrently with the execution of this Subscription Agreement, Company and Parent are entering into a subscription agreement (the “Parent Subscription Agreement”) substantially similar to this Subscription Agreement, pursuant to which the Parent agreed to purchase Class B Units, which such Class B Units shall automatically convert into shares of PubCo Class B Common Stock (as defined below) in connection with the Merger and will entitle Parent to ten (10) votes per share on all matters submitted to a vote of the stockholders of PubCo with an aggregate subscription price of approximately $20 million, at the same Purchase Price as the other Subscribers.]

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Subscription Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Subscriber agree as follows:

ARTICLE I

SUBSCRIPTION FOR UNITS

1.01 Subscription. Subject to the terms and conditions hereof, the undersigned Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, (i) such number of Units as set forth on the signature page hereto and/or (ii) at the Subscriber’s election, upon written notice to the Company within ten (10) days following the date hereof, Pre-Funded Warrants representing the number of Units set forth on the signature page hereto (collectively, the “Subscribed Securities,” and such subscription, the “Subscription”). The Subscription shall become effective when this Subscription Agreement has been duly executed by the Subscriber and has been accepted and agreed to by the Company.

1.02 Review of Subscription Agreement and Company Agreement Acknowledged. The Subscriber acknowledges that the Subscriber has (i) received a complete copy of this Subscription Agreement, including, a copy of the form of the Company’s Limited Liability Company Agreement (the “Company Agreement”), and the Merger Agreement, and has (ii) reviewed in their entirety and understands each of the terms and provisions of the Subscription Agreement, the Company Agreement and the Merger Agreement.

THE SUBSCRIBER ACKNOWLEDGES THAT THE SUBSCRIBER IS ACQUIRING UNITS AFTER INVESTIGATION OF THE COMPANY AND ITS PROPOSED BUSINESS AND PROSPECTS, AND THAT NO OFFER OR SOLICITATION HAS BEEN MADE TO THE SUBSCRIBER EXCEPT THROUGH THIS SUBSCRIPTION AGREEMENT. THE SUBSCRIBER FURTHER ACKNOWLEDGES THAT THE SUBSCRIBER IS NOT RELYING UPON ANY REPRESENTATION MADE BY ANY PERSON IN MAKING AN ACQUISITION OF UNITS.

1.03 Closing. The closing of the sale of Subscribed Securities contemplated hereby (the “Closing”, and the date on which the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the closing of the Transactions (the “Transaction Closing”). The Closing shall occur on the date of, and immediately prior to, the Transaction Closing.

1.04 Payment for Subscription. The Company shall provide written notice (which may be via email) to Subscriber (the “Closing Notice”) that the Company reasonably expects the Transaction Closing to occur on a date that is not less than three (3) business days after the date of the Closing Notice (the “Scheduled Closing Date”), which Closing Notice shall contain wire instructions for an escrow account (the “Escrow Account”) established by the Company with an escrow agent (the “Escrow Agent”). At least two (2) business days prior to the Scheduled Closing Date, Subscriber shall deliver to the Escrow Account the Aggregate Purchase Price by wire transfer of U.S. dollars in immediately available funds. Upon the Closing, the Company shall instruct the Escrow Agent to release the funds to the Company against delivery to Subscriber of the Subscribed Securities, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in book-entry form as set forth in Section 1.05 below. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by Subscriber to the Escrow Account, or the Closing Date does not occur within three (3) business days after the Scheduled Closing Date, the Company shall cause the Escrow Agent to promptly (but not later than five (5) business days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by Subscriber for payment of the Subscribed Securities by wire transfer in immediately available funds to the account specified in writing by Subscriber (provided, that the failure of the Closing Date to occur within such three (3) business day period and the return of the relevant funds shall not relieve Subscriber from its obligations under this Subscription Agreement for a subsequently rescheduled Closing Date determined by the Company in good faith).

1.05 Delivery of Subscribed Securities. Promptly after the Closing, the Company shall deliver (or cause the delivery of) the Units and/or Pre-Funded Warrants in book-entry form with restrictive legends for the number of Units as set forth on the signature page hereto or Pre-Funded Warrants representing the number of Units as set forth on the signature page hereto to Subscriber (or its permitted assignee) or to a custodian designated by Subscriber, as applicable, as indicated below; provided, that, at the Transaction Closing, as contemplated by and in accordance with the terms set forth in the Merger Agreement, each Unit and/or Pre-Funded Warrant issued and outstanding immediately prior to the Effective Time owned by Subscriber as of the Transaction Closing and any reference in this Subscription Agreement to the Subscribed Securities from and after the Transaction Closing shall include the shares of PubCo Class A common stock, par value $0.0001 per share (the “PubCo Class A Common Stock”), PubCo Class A Common Stock issuable upon exercise of the Pre-Funded Warrants of PubCo, or PubCo Class B common stock, par value $0.0001 per share (the “PubCo Class B Common Stock”), issued in exchange therefor in the Transaction Closing.

1.06 Terms and Conditions. The Company shall have the right to accept or reject the Subscription, in whole or in part, for any reason whatsoever, including, but not limited to, the belief of the Company that the Subscriber cannot bear the economic risk of an investment in the Company or upon belief that the Subscriber is not capable of evaluating the merits and risks of an investment in the Company or that the Subscriber (if Subscriber is a U.S. person) is not a “qualified institutional buyer” or an “accredited investor” (“Accredited Investor”), as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), or for no reason at all.

1.07 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) the representations and warranties of the Subscriber contained herein shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects);

(ii) all obligations, covenants and agreements of the Subscriber required to be performed at or prior to the Closing Date shall have been performed or complied with in all material respects;

(iii) the closing of the Transactions shall occur promptly after the Closing;

(iv) no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the closing of the Subscription;

(v) all material conditions precedent to the Transaction Closing set forth in the Merger Agreement shall have been satisfied (as determined in good faith by the parties to the Merger Agreement) or waived by the parties thereto in accordance with the requirements of the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing); and

(vi) the aggregate Subscription Amount for all the Subscribed Securities shall have been delivered to the Escrow Agent pursuant to Section 1.04.

(b) The respective obligations of each Subscriber hereunder in connection with the Closing are subject to the following conditions being met:

(i) the representations and warranties of the Company contained herein shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects), but, in each case (x) without giving effect to consummation of the Transactions and (y) other than failures to be true and correct that would not result, individually or in the aggregate, in a Material Adverse Effect;

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed or complied with in all material respects, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing;

(iii) the closing of the Transactions shall occur promptly after the Closing;

(iv) no judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the closing of the Subscription;

(v) all material conditions precedent to the Transaction Closing set forth in the Merger Agreement shall have been satisfied (as determined in good faith by the parties to the Merger Agreement) or waived by the parties thereto in accordance with the requirements of the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing);

(vi) the shares of PubCo Class A Common Stock issuable to the Subscriber in connection with the Merger shall be registered on Form S-4 at the Transaction Closing; and

(vii) the shares of PubCo Class A Common Stock issuable in connection with the Transactions shall have been approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”) (or, at the election of PubCo, the New York Stock Exchange (“NYSE”)), subject to official notice of issuance.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of the Company. The Company represents and warrants to the Subscriber that:

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Units have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Units will be duly and validly issued to the Subscriber. When issued and delivered to Subscriber against fully payment therefor in accordance with the terms of this Subscription Agreement, the Pre-Funded Warrants will be duly and validly issued to the Subscriber, and the Pre-Funded Warrants will be valid and binding obligations of the Company, enforceable in accordance with their terms. The Subscriber will acquire the Subscriber’s Units free and clear of any liens, charges or encumbrances, except for restrictions on transfer provided for in this Subscription Agreement, in the Company Agreement, or under the Securities Act or other applicable securities laws.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) Assuming the accuracy of the Subscriber’s representations and warranties in Section 2.02, the execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Subscribed Securities, in compliance herewith will be done in accordance with the rules of Nasdaq (or, at the election of PubCo, NYSE), and the consummation of the Transactions will not conflict with or result in (i) a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, financial condition or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Subscribed Securities or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) any violation of the provisions of the organizational documents of the Company; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subscribed Securities or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.

(e) Assuming the accuracy of the representations and warranties of the Subscriber in Section 2.02, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Subscribed Securities pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with the terms of this Subscription Agreement, (iv) those required by the Nasdaq (or, at the election of PubCo, NYSE), and (v) those filings as to which the failure to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) The Company is not, and immediately after receipt of payment for the Subscribed Securities, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(g) Assuming the accuracy of Subscriber’s representations and warranties in Section 2.02, in connection with the offer, sale and delivery of the Subscribed Securities in the manner contemplated by this Subscription Agreement, it is not necessary to register Subscribed Securities under the Securities Act. The Subscribed Securities (i) were not offered to Subscriber by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(h) Except for such matters as have not had and would not reasonably be expected to have a Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(i) Other than arrangements entered into with Lucid Capital Markets, LLC and Ocean Wall Ltd. in connection with the Transactions, the Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which Subscriber could become liable.

2.02 Representations and Warranties by the Subscriber. The Subscriber represents, warrants, agrees and covenants with and to the Company and the Company that:

(a) Subscriber is either a U.S. investor or non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below:

(i) If Subscriber is a U.S. investor, Subscriber is either a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act), is acquiring the Subscribed Securities only for its own account, as principal, for investment purposes only and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Securities. The Subscriber acknowledges and understands that the Company will rely on the information provided by the Subscriber in this Subscription Agreement and in the Subscriber Questionnaire that accompanies this Subscription Agreement for purposes of complying with federal and applicable state securities laws.

(ii) If Subscriber is a non-U.S. investor, Subscriber understands that the sale of the Subscribed Securities is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). Subscriber is not a U.S. Person (as defined in Regulation S), it is acquiring the Subscribed Securities in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Subscribed Securities hereunder outside of the United States. Subscriber is not relying on any statements or representations made in connection with the transactions contemplated hereby other than representations contained in this Subscription Agreement. Subscriber understands and agrees that Subscribed Securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

(b) The Subscriber has been furnished, has carefully read, and has relied solely (except for information obtained pursuant to paragraph (c) below), on the information contained in this Subscription Agreement and the Company Agreement and the Subscriber has not received any other offering literature or prospectus relating to the offering of the Subscribed Securities (the “Offering”) and no representations or warranties have been made to the Subscriber or the Company, other than the representations, if any, which are specifically set forth in this Subscription Agreement and the Company Agreement.

(c) Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Securities, including with respect to the Company, the Transaction, PubCo, OpCo and Parent. The Subscriber has had an unrestricted opportunity to: (i) obtain additional information concerning the Offering, the Subscribed Securities, the Company, PubCo, OpCo, Parent and any other matters relating directly or indirectly to the Subscriber’s purchase of the Subscribed Securities; and (ii) ask questions of, and receive answers from the Company, PubCo, OpCo and Parent concerning the terms and conditions of the Offering and to obtain such additional information as may have been necessary to verify the accuracy of the information contained in this Subscription Agreement, the Company Agreement or otherwise provided. Without limiting the generality of the foregoing, Subscriber acknowledges that it has received and carefully reviewed the following items (collectively, the “Disclosure Documents”): (i) the Merger Agreement, (ii) the investor presentation by the Company and OpCo (the “Investor Presentation”), (iii) PubCo’s filings with the Securities and Exchange Commission (“SEC”), (iv) Parent’s filings with the SEC, including, without limitation, Parent’s Annual Report on Form 10-K filed with the SEC on April 10, 2026 (including the risk factors set forth under the headings “Risks Related to Renergen’s Business” beginning on page 68 and “Risks Related to Renergen’s Indebtedness and Liquidity” beginning on page 77), as amended, and Parent’s subsequent Quarterly Reports on Form 10-Q filed by Parent with the SEC and (v) Parent’s Current Report on Form 8-K filed on January 7, 2026, as amended on March 24, 2026. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. Subscriber has conducted its own investigation of the Company, PubCo, OpCo, Parent and the Subscribed Securities and Subscriber has made its own assessment and have satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Subscribed Subunits. Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Transaction, shall in no way affect Subscriber’s obligation to purchase the Subscribed Securities hereunder, except as otherwise provided herein, and that, in purchasing the Subscribed Securities, Subscriber is not relying upon any projections contained in the Investor Presentation. Subscriber acknowledges that neither the Company, PubCo, OpCo Parent, any of their respective officers or directors, nor any other individual or entity has made any representations, warranties, guarantees or other promises or agreements by their provision of any such additional information.

(d) Subscriber understands that the Subscribed Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Securities delivered at the Closing will not have been registered under the Securities Act. Subscriber understands that the Subscribed Securities may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry securities representing the Subscribed Securities shall contain a restrictive legend to such effect. Subscriber acknowledges that the Subscribed Securities will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act. Subscriber understands and agrees that the Subscribed Securities will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Securities and may be required to bear the financial risk of an investment in the Subscribed Securities for an indefinite period of time.

(e) Subscriber understands and agrees that Subscriber is purchasing Subscribed Securities directly from the Company. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Company or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication. Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Subscribed Securities and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including all business, legal, regulatory, accounting, credit and tax matters.

(f) Except as otherwise disclosed in writing by the Subscriber, the Subscriber has not dealt with a broker in connection with the purchase of the Units and agrees to indemnify and hold the Company harmless from any claims for brokerage or fees in connection with the transactions contemplated herein.

(g) The Subscriber is not relying on the Company, or any references contained in this Subscription Agreement with respect to any legal, investment or tax considerations involved in the purchase, ownership and disposition of the Subscribed Securities. The Subscriber has relied solely on the advice of, or has consulted with, in regard to the legal, investment and tax considerations involved in the purchase, ownership and disposition of the Subscribed Securities, the Subscriber’s own legal counsel, business and/or investment adviser, accountant and tax adviser.

(h) If the Subscriber is a corporation, partnership, trust or other entity: (i) Subscriber is authorized and qualified to become a member of, and authorized to make its Subscription to the Company; (ii) the person signing this Subscription Agreement on behalf of Subscriber has been duly authorized by such entity to do so; (iii) the execution, delivery and performance by Subscriber of this Subscription Agreement will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound and will not violate any provisions of Subscriber’s organizational documents; (iv) this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms; and (v) Subscriber was not organized or reorganized for the specific purpose of acquiring the Subscribed Securities.

(i) The Subscriber understands the various and significant risks of an investment in the Company and has carefully reviewed the various risks described in the Disclosure Documents and otherwise is familiar with and understands the risks of investing in entities like the Company. Subscriber is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Securities. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Subscribed Securities (i) is fully consistent with its financial needs, objectives and condition, (ii) complies and is fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber, (iii) has been duly authorized and approved by all necessary action, (iv) does not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound, and (v) is a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Securities.

(j) The Subscriber is willing and able to bear the economic risks of an investment in the Company for an indefinite period of time.

(k) The Subscriber has read and understands each and all of the provisions of the Company Agreement.

(l) Subscriber became aware of this offering of the Subscribed Securities solely by means of direct contact between Subscriber and the Company or a representative of the Company. Subscriber acknowledges that the Subscribed Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(m) The Subscriber maintains the Subscriber’s domicile, and is not merely a transient or temporary resident, at the residence address shown on the signature page of this Subscription Agreement.

(n) The Subscriber understands and agrees that this subscription, once made, is irrevocable by Subscriber, and that the Company will advise Subscriber as soon as practicable whether this Subscription Agreement, together with all or a portion of the subscription, has been accepted or rejected. The Company, in its sole discretion, may reject subscriptions in whole or in part. If this subscription is rejected, the Company shall as soon as practicable return any funds transferred to the Company by the Subscriber, without interest, along with this Subscription Agreement and any other documents delivered by the Subscriber.

(o) Subscriber hereby acknowledges and agrees that it will not, and will cause each person acting at Subscriber’s direction or pursuant to any understanding with Subscriber to not, directly or indirectly offer, sell, pledge, contract to sell or engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case that result in Subscriber having a net short position in respect of the Subscribed Securities, the PubCo Class A Common Stock or the PubCo Class B Common Stock of existing PubCo prior to the Merger (as applicable) until the Closing (or such earlier termination of this Subscription Agreement in accordance with its terms).

(p) Neither (i) Subscriber, (ii) any of Subscriber’s directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the 1933 Act) held by Subscriber is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (the “Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the closing in writing in reasonable detail to the Company.

(q) Subscriber has, and on each date any portion of the Aggregate Purchase Price would be required to be funded to the Company pursuant to this Subscription Agreement will have, sufficient immediately available funds to pay the Aggregate Purchase Price.

(r) [Subscriber hereby acknowledges and agrees that Parent will be subscribing for Class B Units of the Company at the same price per unit as the price paid by Subscriber for its securities purchased under this Subscription Agreement, which Class B Units shall automatically convert into shares of PubCo Class B Common Stock in connection with the Merger. Subscriber further acknowledges that each share of PubCo Class B Common Stock shall entitle Parent to ten (10) votes per share on all matters submitted to a vote of the stockholders of PubCo.]

(s) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company, PubCo, OpCo and Parent.

2.03 Anti-Money Laundering Matters.

(a) In General. The Subscriber acknowledges that due to anti-money laundering laws in the United States, the Company may, at any time, require further identification of the Subscriber and the source of subscription funds. The Subscriber represents that all subscription payments transferred to the Company originated directly from a bank or brokerage account in the name of the Subscriber. If the Subscriber is subscribing on behalf of a Beneficial Owner, pursuant to Section 2.03(b) below, then the Subscriber represents that all subscription payments transferred to the Subscriber with respect to such Beneficial Owner originated directly from a bank or brokerage account in the name of such Beneficial Owner. The Subscriber represents that acceptance by the Company of this Subscription Agreement, together with acceptance of the appropriate remittance, will not breach any applicable rules and regulations designed to avoid money laundering. Specifically, the Subscriber represents that all evidence of identity provided to the Company is genuine and all related information furnished and to be furnished is accurate.

(b) Beneficial Ownership. The Subscriber represents that it is subscribing for Units for the Subscriber’s own account and risk, and, unless the Subscriber advises the Company to the contrary in writing and identifies with specificity each beneficial owner on whose behalf the Subscriber is acting, the Subscriber represents that it is not acting as a nominee for any other person or entity. If the Subscriber is (i) acting as trustee, agent, representative or disclosed nominee for another person or entity, or (ii) an entity, other than a publicly-traded company listed on an organized exchange or a subsidiary or pension fund of such a company based in a Financial Action Task Force (“FATF”) Compliant Jurisdiction, investing on behalf of underlying investors, including a fund-of-funds (the persons, entities and underlying investors referred to in (i) and (ii) being referred to collectively as the “Beneficial Owners”), Subscriber represents and warrants that:

(i)	The Subscriber understands and acknowledges the representations, warranties and agreements made herein are made by Subscriber (A) with respect to Subscriber and (B) with respect to each of the Beneficial Owners;

(ii)	The Subscriber has all requisite power and authority from each Beneficial Owner to execute and perform the obligations under this Subscription Agreement;

(iii)	The Subscriber has adopted and implemented anti-money laundering policies, procedures and controls that comply and will continue to comply with applicable laws and regulations; and

(iv)	The Subscriber has established the identity of all Beneficial Owners, holds evidence of such identities and will make such information available to the Company upon request, and has procedures in place to ensure that the Beneficial Owners are not Prohibited Investors (as defined below).

(c) Prohibited Investor. The Subscriber represents and warrants that neither it or to the best of its knowledge and belief after due inquiry, the Beneficial Owners, nor any person controlling, controlled by, or under common control with it or the Beneficial Owners, nor any person having a beneficial or economic interest in it or the Beneficial Owners, is a Prohibited Investor. The Subscriber further represents that it is not investing and will not invest in the Company for the benefit of a Prohibited Investor. The Subscriber acknowledges that the Company prohibits any investment by a Prohibited Investor or for the benefit of a Prohibited Investor.

(d) Suspension of Certain Rights. Subscriber acknowledges that if the Company reasonably believes that the Subscriber is a Prohibited Investor or has otherwise breached its representations and warranties herein, the Company may freeze the Subscriber’s investments, either by prohibiting additional investments, segregating the assets constituting the investment in accordance with applicable regulations, or otherwise subject to applicable regulations. Alternatively, the Subscriber’s investment may be redeemed immediately at cost, and the Subscriber shall have no claim against the Company or its respective affiliates for any damages as result thereof.

(e) Definitions. For purposes of this Subscription Agreement, the following capitalized terms shall have the following meanings:

(i)	FATF means the Financial Action Task Force on Money Laundering.

(ii)	FATF-Compliant Jurisdiction is a jurisdiction that (i) is a member in good standing of FATF and (ii) has undergone two rounds of FATF mutual evaluations. For a current list of FATF compliant jurisdictions, refer to http://www.fatf-gafi.org/countries.

(iii)	Foreign Bank means an organization that (i) is organized under the laws of a non-U.S. country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a non-U.S. bank.

(iv)	Foreign Shell Bank means a Foreign Bank without a Physical Presence in any country, but does not include a Regulated Affiliate.

(v)	Non-Cooperative Jurisdiction means any non-U.S. country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the FATF, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. For a current list of Non-Cooperative Countries and Territories, refer to the Financial Action Task Force website, http://www.fatf-gafi.org/countries.

(vi)	Physical Presence means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank (i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

(vii)	Prohibited Investor means (i) a person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (“OFAC”) (refer to http://www.ustreas.gov/ofac), (ii) a Foreign Shell Bank, or (iii) a person or entity resident in or organized or chartered under the laws of a Non-Cooperative Jurisdiction or whose subscription funds are transferred from or through a Foreign Shell Bank, a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction or a Sanctioned Regime.

(viii)	Regulated Affiliate means a Foreign Shell Bank that (A) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the United States or a non-U.S. country, as applicable, and (B) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank.

(ix)	Sanctioned Regimes means targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers which OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals.

ARTICLE III

MISCELLANEOUS

3.01 Amendment of Company Agreement and Certificate. If necessary, the parties agree to execute an amendment of the Company Agreement and to execute and file an amendment of the Company’s Certificate of Formation (“Certificate”) to conform to and embody the terms and conditions of this Subscription Agreement.

3.02 Addresses and Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(a) if to Subscriber, to such address or addresses set forth on the signature page hereto; and

(b) if to Company to:

Noble Africa LLC

2200 Ross Avenue

Suite 4575E

Dallas, Texas Attention: Donald G. Ainscow

Email: dainscow@aspisotopes.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

2801 N Harwood St Suite 2300

Dallas, Texas 75201

Attention: Matthew L. Fry; Rachel O’Donnell

Email: matt.fry@haynesboone.com;

rachel.odonnell@haynesboone.com

3.03 Titles and Captions. All Article and Section titles or captions in this Subscription Agreement are for convenience only. They shall not be deemed part of this Subscription Agreement and do not in any way define, limit, extend or describe the scope or intent of any provisions hereof.

3.04 Assignability; Third-Party Beneficiaries. This Subscription Agreement is not transferable or assignable by the Subscriber. The placement agent, PubCo, OpCo and Parent shall be the third party beneficiaries of the representations and warranties of the Company and the representations and warranties of the Subscriber.

3.05 Pronouns and Plurals. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. The singular form of nouns, pronouns and verbs shall include the plural and vice versa.

3.06 Further Action. The parties shall execute and deliver all documents, provide all information and take or forbear from taking all such action as may be necessary or appropriate to achieve the purposes of this Subscription Agreement. Each party shall bear its own expenses in connection therewith.

3.07 Survival of Representations and Warranties. All representations and warranties made by the parties hereto shall survive the Closing and shall be fully enforceable at law or in equity against the parties hereto. For the avoidance of doubt, if for any reason the Closing does not occur immediately following the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

3.08 Applicable Law, Jurisdiction and Venue.

(a) This Subscription Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to conflict of law rules.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Subscription Agreement or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Subscription Agreement or the Company Agreement in any such Delaware State court or any such federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

3.09 Binding Effect. This Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, legal representatives, personal representatives, permitted transferees and permitted assigns. If the Subscriber is more than one person, the obligation of the Subscriber shall be joint and several and the agreements, representations, covenants, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and such person’s heirs, executors, administrators and successors.

3.10 Integration. This Subscription Agreement, together with the Company Agreement, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements and understandings, whether written or oral, pertaining thereto. No covenant, representation or condition not expressed in this Subscription Agreement shall affect or be deemed to interpret, change or restrict the express provisions hereof.

3.11 Amendment. This Subscription Agreement may be modified or amended only with the written approval of all parties.

3.12 Creditors. None of the provisions of this Subscription Agreement shall be for the benefit of or enforceable by creditors of any party.

3.13 Waiver. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Subscription Agreement or to exercise any right or remedy available upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition.

3.14 Rights and Remedies. The rights and remedies of each of the parties hereunder shall be mutually exclusive, and the implementation of one or more of the provisions of this Subscription Agreement shall not preclude the implementation of any other provision.

3.15 Counterparts. This Subscription Agreement may be executed in counterparts, all of which taken together shall constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the original or the same counterpart. Delivery between the parties hereto of a counterpart by facsimile or other electronic transmission shall not in any way impair the validity of such counterpart, and any counterpart so delivered shall be valid and binding as if an original.

3.16 Indemnity. The Subscriber agrees to indemnify and hold harmless the Company, and each other person, if any, who controls any such entity within the meaning of Section 15 of the Securities Act against any and all loss, liability, claim, damages and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) (collectively, “Damages”) arising out of or based upon any breach or failure by the Subscriber to comply with any representation, warranty, covenant or agreement made by the Subscriber herein or in any other document furnished by the Subscriber to any of the foregoing in connection with this Subscription Agreement.

3.17 Termination.  This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Merger Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party if the Transaction Closing has not occurred on or before the earlier of the Outside Date or December 31, 2026; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Upon the termination of this Subscription Agreement, any monies paid by Subscriber to the Company or the Escrow Agent in respect of the Aggregate Purchase Price shall be promptly returned to Subscriber.

3.18 Disclosure. Subscriber hereby consents to the publication and disclosure in any press release issued by PubCo or Parent or any filing made by PubCo or Parent with the SEC in connection with the Transaction of Subscriber’s identity and beneficial ownership of the Subscribed Securities and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement. Subscriber will promptly provide any information reasonably requested by the Company, PubCo, OpCo or Parent for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

3.19 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.20 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

3.21 Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties of the Company contained in this Subscription Agreement in making its investment or decision to invest in the Company. Subscriber agrees that neither (i) any other purchaser pursuant to other subscription agreements entered into in connection with the offering, nor (ii) any placement agent or its affiliates, shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Securities.

[Signature Page Follows]

IN WITNESS WHEREOF, the Subscriber has executed this Subscription Agreement on this _____ day of ________________________, 2026.

Social Security or Employer	Print Name of Subscriber
Identification Number

Signature for Individual Subscriber:	Other than Individual:

By:
Signature of Subscriber		Signature of Authorized Signatory

Signature of Subscriber, if Joint	Print Name and Address of Authorized Signatory

Mailing Address of Subscriber:	Residence Address of Subscriber:

Street	Street

City	State	Zip Code	City	State Zip	Code

If Joint Ownership, check one:		If Other Than Individual Subscribers, check one:
_____	Joint Tenants with	___	General Company	___	Trust
Right of Survivor
_____	Tenants-in-Common	___	Limited Company	___	“Grantor” Trust
_____	Tenants by the Entirety	___	Corporation	___	Estate
_____	Community Property	___	“S” Corporation	___	Limited Liability Company
______Other (specify):__________

$
	Aggregate Purchase Price	Number of Subscribed Units ($_____ per Unit)

Subscriber status (mark one): ☐ U.S. investor ☐ Non-U.S. investor

FOREGOING SUBSCRIPTION ACCEPTED:

NOBLE AFRICA LLC

By:

By:
Name:
Title:

Noble Africa LLC

SUBSCRIPTION DOCUMENT #2

SUBSCRIBER QUESTIONNAIRE FOR INDIVIDUAL

SUBSCRIBER QUESTIONNAIRE FOR INDIVIDUAL

THIS QUESTIONNAIRE MUST BE ANSWERED FULLY AND RETURNED ALONG WITH YOUR COMPLETED SUBSCRIPTION AGREEMENT IN CONNECTION WITH YOUR PROSPECTIVE PURCHASE OF SECURITIES FROM NOBLE AFRICA LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “COMPANY”).

THE INFORMATION SUPPLIED IN THIS QUESTIONNAIRE WILL BE HELD IN STRICT CONFIDENCE. NO INFORMATION WILL BE DISCLOSED EXCEPT TO THE EXTENT THAT SUCH DISCLOSURE IS REQUIRED BY LAW OR REGULATION, OTHERWISE DEMANDED BY PROPER LEGAL PROCESS OR IN LITIGATION INVOLVING THE COMPANY.

Capitalized terms used herein without definition shall have the respective meanings given such terms as set forth in the Subscription Agreement between the Company and the subscriber signatory thereto (the “Subscription Agreement”).

The following representations, warranties and information are furnished herewith:

1.	Qualification As An Accredited Investor. This matter is presented in alternative form. Please initial one of the two alternatives set forth below on the line(s) provided.

The Subscriber comes within one of the following two categories: (Kindly initial the category(ies) applicable to you)

(1)	ALTERNATIVE ONE: The Subscriber’s individual net worth, or joint net worth with his or her spouse, at the time of purchase exceeds $1,000,000 (PLEASE NOTE: In calculating net worth, you include all of your assets (other than your primary residence), whether liquid or illiquid, such as cash, stock, securities, personal property and real estate based on the fair market value of such property MINUS all debts and liabilities (other than a mortgage or other debt secured by your primary residence unless such borrowing occurred in the 60 days preceding the date of purchase of the Securities and was not in connection with the acquisition of the primary residence);

_______________

(Initial)

(2)	ALTERNATIVE TWO: The Subscriber has had an individual income in excess of $200,000 or in excess of $300,000 with his or her spouse in each of the two most recent years and reasonably expects an income in excess of $200,000 or in excess of $300,000 with his or her spouse in the current year.

_______________

(Initial)

2.	Investment Knowledge and Experience. The Subscriber has knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of an investment in the Company; the Subscriber is not utilizing any other person to be the Subscriber’s purchaser representative in connection with evaluating such merits and risks. The Subscriber offers as evidence of knowledge and experience in these matters the information requested hereinafter on this Subscriber Questionnaire.

_______________

(Initial)

3.	Ability to Bear Risk. The Subscriber is willing and able to bear the economic risk of an investment in the Company. The Subscriber offers, as evidence of ability to bear economic risk, the information required hereinafter in this Subscriber Questionnaire.

_______________

(Initial)

4.	Purchase Solely for Own Account. Except as indicated below, any purchase of Units will be solely for the account of the Subscriber, and not for the account of any other person or with a view toward resale, assignment, fractionalization or distribution thereof.

_______________

(Initial)

(State “No Exceptions” below or set forth exceptions and give details; attach additional pages, if necessary.)

5.	Complete Information. The Subscriber represents to the Company that (a) the information contained herein is complete and accurate and will be relied upon by the Company and (b) the Subscriber will notify the Company immediately of any material change in any such information occurring prior to the submission of a Subscription Agreement and payment if such does not accompany this questionnaire.

_______________

(Initial)

6.	Investigation. The Subscriber has relied solely upon investigations made by the Subscriber and the Subscriber’s attorney and accountant or other advisors in making the decision to participate or not to participate in the proposed offering of Units. Subscriber acknowledges that no statement, printed material or inducement has been given or made by the Company or its representatives which is contrary to the information contained in the Company Agreement or the Subscription Agreement (including Exhibits thereto).

I hereby represent and warrant to the Company that, to the best of my information and belief, the above information supplied by me is true and correct in all material respects.

Date:
Individual Signature

Noble Africa LLC

SUBSCRIPTION DOCUMENT #3

SUBSCRIBER QUESTIONNAIRE FOR PARTNERSHIP, LLC, CORPORATION OR TRUST

NOBLE AFRICA LLC

SUBSCRIBER QUESTIONNAIRE FOR PARTNERSHIP, LLC, CORPORATION OR TRUST

(All Information Will be Treated Confidentially)

NOBLE AFRICA LLC

Gentlemen:

The information contained herein is being furnished to Noble Africa LLC, a Delaware limited liability company (the “Company”) in order for the Company to determine whether the undersigned’s (the “Subscriber”) subscription for Units in the Company (the “Units”) may be accepted pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”). The Subscriber understands that: (i) the Company will rely upon the following information for purposes of complying with Federal and applicable state securities laws, (ii) the Units will not be registered under the 1933 Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the 1933 Act, and (iii) this questionnaire is not an offer to sell nor the solicitation of an offer to buy any Units, or any other securities, to the Subscriber.

I.	Qualification as an Accredited Investor.

In order to qualify as an Accredited Investor, the Subscriber must meet one of the following tests:

1.	A “bank” as defined in Section 3(a)(2) of the 1933 Act;

2.	An “insurance company” as defined in Section 2(13) of the 1933 Act;

3.	Any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;

4.	An investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

5.	A business development company as defined in Section 2(a)(48) of the 1940 Act;

6.	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

7.	An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a) whose investment decisions are made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, insurance company or registered investment adviser; or (b) having total assets in excess of $5,000,000; or (c) if self-directed, the investment decisions are made solely by persons that are Accredited Investors;

8.	An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring Units, having total assets in excess of $5,000,000;

9.	A trust, with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring Units, whose purchase is directed by a sophisticated investor; or

10.	An entity in which all of the equity owners are Accredited Investors.

Indicate whether you qualify as an Accredited Investor under any of the tests described above.

A.          Yes_______________          No_______________

B.	If yes, place an “X” mark next to the number(s) of the tests under which you qualify as an Accredited Investor.

1____ 2____ 3____ 4____ 5____ 6____ 7(a)____ 7(b)____ 7(c)____ 8____ 9____ 10_____

(If you checked “7(c)”, “9” or “10” above, all natural persons (a) directing employee benefit plans, (b) directing the investments of a trust, or (c) equity owners of an entity, must complete a copy of Subscription Document No. 3.)

II.	Additional Representations of Certain Subscribers.

A.	Please check whichever box below is applicable:

______ The Subscriber hereby represents that the Subscriber was not organized or reorganized for the specific purpose, or for the purpose among other purposes, of acquiring interests in the Company.

____ The Subscriber is not able to so represent.

B.	If the Subscriber is a partnership, please check whichever box below is applicable:

_____ The Subscriber hereby represents that no individual partner or group of partners of the Subscriber had the right to elect whether or not to participate in the investment of the Subscriber in the Company or to determine the level of participation of such partner or group therein.

_______ The Subscriber is not able to so represent.

C.	Is the Subscriber a private investment company, which is not, registered under the Investment Company Act of 1940, as amended, in reliance on Section 3(c)(1) or Section 3(c)(7) thereof?

_____ Yes                            ____ No

The Subscriber for which I am authorized to act is willing and able to bear the economic risk of an investment in the Company. I will provide the Company with financial data regarding the Subscriber as may be reasonably requested.

I will rely solely upon investigations made by my attorney, accountant and me in making the decision to participate or not to participate in the proposed offering. I acknowledge that no statement, printed material or inducement has been given or made by the Company or its representatives which is contrary to the information contained in the Company Agreement, or the Subscription Agreement (including Exhibits thereto).

To the best of my information and belief, the above information supplied by me is true and correct in all material respects.

Date		Name of Entity

By:
Signature of Authorized Signatory

Print Name and Title of Authorized Signatory

EXHIBIT A

CERTIFICATE OF PARTNERSHIP OR LLC INVESTOR

CERTIFICATE OF               _____________________________________

(Name of Company)

The undersigned, constituting all of the general partners/managing members of _______________________ (the “Company”), hereby certify as follows:

1. That the Company commenced business on___________ and was established pursuant to a Company Agreement dated ________________ (the “Agreement”).

2. That a true and correct copy of the Agreement is attached hereto and that, as of the date hereof, the Agreement has not been amended (except as to any attached amendments) or revoked and is still in full force and effect.

3. That, as the general partner(s)/managing member(s) of the Company, I/we have determined that the investment in, and purchase of, Units of Noble Africa LLC is of benefit to the Company and have determined to make such investment on behalf of the Company.

4. That, pursuant to the Agreement, _______________________ is authorized to execute all necessary documents in connection with our investment in Noble Africa LLC.

5. There are ______ partners/members in the aggregate in the Company.

IN WITNESS WHEREOF, we have executed this certificate as the general partners of the Company this ____ day of ____________, 2026, and declare that it is truthful and correct.

(Name of Company)

By:
Partner/Member

By:
Partner/Member

By:
Partner/Member

EXHIBIT B

CERTIFICATE OF TRUST INVESTOR

CERTIFICATE OF ______________________________________________________

(Name of Trust)

The undersigned, constituting all of the Trustees of _______________________ (the “Trust”), hereby certify as follows:

1. That the Trust was established pursuant to Trust Agreement dated __________________________________ (the “Agreement”).

2. That a true and correct copy of the Agreement is attached hereto and that, as of the date hereof, the Agreement has not been amended (except as to any attached amendments) or revoked and is still in full force and effect.

3. That, as the Trustee(s) of the Trust, I/we have determined that the investment in, and purchase of, an interest in Noble Africa LLC is of benefit to the Trust and have determined to make such investment on behalf of the Trust.

4. That ______________ is authorized by the Trust Agreement to execute, on behalf of the Trust, any and all documents in connection with the Trust’s investment in Noble Africa LLC.

5. There _______ are beneficiaries in the aggregate of the Trust.

IN WITNESS WHEREOF, we have executed this certificate as the Trustee(s) of the Trust this _____ day of ____________, 2026, and declare that it is truthful and correct.

(Name of Trust)

By:
Trustee

By:
Trustee

By:
Trustee

EXHIBIT C

CERTIFICATE OF CORPORATE INVESTOR

CERTIFICATE OF

(Name of Corporation)

The undersigned, being the duly elected and acting Secretary or _______________________ of ______________________(the “Corporation”), hereby certifies as follows:

1. That the Corporation commenced business on _______________________ and was incorporated under the laws of the State _________________ of _________________  on .

2. That a true and correct copy of the Articles of Incorporation of the Corporation is attached hereto and that as of the date hereof, the Articles of Incorporation have not been amended (except as to any attached amendments) or revoked and are still in full force and effect.

3. That the Board of Directors of the Corporation has determined that the investment in, and purchase of, an interest in Noble Africa LLC is of benefit to the Corporation and has determined to make such investment on behalf of the Corporation. Attached hereto is a true, correct and complete copy of certain resolutions of the Board of Directors of the Corporation duly authorizing this investment, and said resolutions have not been revoked, rescinded or modified and, at the date hereof, are in full force and effect.

4. That the following named individuals are duly elected officers of the Corporation, who hold the offices set opposite their respective names and who are duly authorized to execute any and all documents in connection with the Corporation’s investment in Noble Africa LLC and that the signatures written opposite their names and titles are their correct and genuine signature.

Name	Title	Signature

5. There are ____ shareholders in the aggregate in the Corporation.

IN WITNESS WHEREOF, I have executed this certificate and affixed the seal of the Corporation this ____ day of ____________, 2026, and declare that it is truthful and correct.

(Name of Corporation)

By:
Authorized Officer

Noble Africa LLC

SUBSCRIPTION DOCUMENT #4

CERTIFICATION OF NON-FOREIGN STATUS AND IRS FORM W-9

CERTIFICATION OF NON-FOREIGN STATUS

(Company; Corporation; Trust)

The undersigned hereby certifies to Noble Africa LLC (the “Company”) as follows:

Section 1446 of the Internal Revenue Code provides that a partnership must pay a withholding tax to the Internal Revenue Service with respect to a partner’s allocable share of the Company’s effectively connected taxable income, if the Partner is a foreign person. To inform the Company that the provisions of Section 1446 do not apply, the undersigned hereby certifies on behalf of ____________________________________________ (“Member”) the following:

1.	Member is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations);

2.	Member’s U.S. employer identification number is ____-_____________; and

3.	Member’s office address is

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

Member hereby agrees to notify the Company within sixty (60) days of the date on which Member becomes a foreign person. Member understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement I have made here could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct and complete and I further declare that I have authority to sign this document on behalf of Member.

Date: _____________________

Name

By:
Name:
Title:

CERTIFICATION OF NON-FOREIGN STATUS

(Individual)

The undersigned hereby certifies to Noble Africa LLC (the “Company”) as follows:

Section 1446 of the Internal Revenue Code of 1986, as amended, provides that a partnership must pay a withholding tax to the Internal Revenue Service with respect to a partner’s allocable share of the Company’s effectively connected taxable income, if the Partner is a foreign person. To inform Company that the provisions of Section 1446 do not apply, I, ___________________________________, hereby certify the following:

1. I am not a non-resident alien for purposes of U.S. income taxation;

2. My U.S. taxpayer identification number (social security number) is ____-____-_______; and

3. My home address is

_________________________________________________________________

_________________________________________________________________

I hereby agree that if I become a non-resident alien, I will notify the Company within sixty (60) days of doing so. I understand that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement I have made here could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct and complete.

Date

Signature of Member

IRS FORM W-9

[attached hereto]

EXHIBIT A-2

FORM OF COMPANY WARRANT

[Attached]

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

PRE-FUNDED CLASS A UNIT WARRANT

Noble africa llc

Warrant Units: [______]	Initial Exercise Date: __, 2026

THIS PRE-FUNDED CLASS A UNIT WARRANT (the “Warrant”) certifies that, for value received, [_______________] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and until this Warrant is exercised in full (the “Termination Date”) but not thereafter, to subscribe for from Noble Africa LLC, a Delaware limited liability company (the “Company”), up to [______] Class A Units (the “Warrant Units”).

Section 1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Class A Unit” means a Class A Unit of the Company and any other class of securities into which such securities may hereafter be reclassified or changed.

“Class A Unit Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Class A Unit, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Unit.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subscription Agreement” means the Subscription Agreement, dated as of June __, 2026, by and between the Company and each of the subscribers signatory thereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Warrants” means this Warrant and other pre-funded Class A Unit warrants issued by the Company pursuant to the Subscription Agreement.

Section 2. Exercise.

a) Exercise of Warrant. Exercise of the rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has exercised all of the Warrant Units available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Business Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant shall have the effect of lowering the outstanding number of Warrant Units issuable hereunder in an amount equal to the applicable number of Warrant Units issued. The Holder and the Company shall maintain records showing the number of Warrant Units issued and the date of such issuances. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the issuance of a portion of the Warrant Units hereunder, the number of Warrant Units available for issuance hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The aggregate exercise price of this Warrant, except for a nominal exercise price of $0.0001 per Warrant Unit, was pre-funded to the Company on or prior to the Initial Exercise Date and, consequently, no additional consideration (other than the nominal exercise price of $0.0001 per Warrant Unit), shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant. The remaining unpaid exercise price per Warrant Unit under this Warrant shall be $0.0001, subject to adjustment hereunder (the “Exercise Price”). At the Holder’s election, it may pre-fund the remaining unpaid Exercise Price of this Warrant in connection with the issuance of this Warrant, and in the event of the occurrence of a Fundamental Transaction (as defined below), the Company shall pay any pre-funded remaining Exercise Price to any Successor Entity (as defined below) assuming the Company’s obligations under this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid aggregate exercise price or Exercise Price under any circumstance or for any reason whatsoever.

c) [RESERVED]

d) Mechanics of Exercise.

i. Delivery of Warrant Units Upon Exercise. The Company shall cause the Warrant Units issued hereunder to be registered in the Company’s register in the name of the Holder or its designee, for the number of Warrant Units to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is one (1) Business Day after the later of the delivery to the Company of the Notice of Exercise and the delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Unit Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all limited liability company purposes to have become the holder of record of the Warrant Units with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Units.

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Units, deliver to the Holder a new Warrant evidencing the rights of the Holder to exercise the unissued Warrant Units called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Charges, Taxes and Expenses. Issuance of Warrant Units shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Units, all of which taxes and expenses shall be paid by the Company, and such Warrant Units shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Units are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. For the avoidance of doubt, nothing in this Section 2(d)(iii) shall require the Company to deliver the Warrant Units on a date earlier than the Warrant Unit Delivery Date.

iv. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of Class A Units beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Class A Units issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Class A Units which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Class A Unit Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding Class A Units, a Holder may rely on the number of outstanding Class A Units as reflected in written notice by the Company setting forth the number of Class A Units outstanding.  Upon the written or oral request of a Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of Class A Units then outstanding.  In any case, the number of outstanding Class A Units shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Class A Units was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of Class A Units outstanding immediately after giving effect to the issuance of Class A Units issuable upon exercise of this Warrant. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. Certain Adjustments.

a) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company or any Subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, provided, however that the sale by the Company of any Subsidiary does not constitute a Fundamental Transaction, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Class A Units are permitted to sell, tender or exchange their units for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Class A Units or greater than 50% of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Class A Units or any compulsory unit exchange pursuant to which the Class A Units are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or unit purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person, including such Person’s Attribution Parties, whereby such other Person (including such Person’s Attribution Parties) acquires greater than 50% of the outstanding Class A Units or greater than 50% of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Unit that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Class A Units of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Class A Units for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). If holders of Class A Units are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Class A Units acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction (but taking into account the relative value of the Class A Units pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Company” under this Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant and the other Transaction Documents with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 3(a) regardless of (i) whether the Company has sufficient authorized Class A Units for the issuance of Warrant Units and/or (ii) whether a Fundamental Transaction occurs prior to the Initial Exercise Date.

b) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a Class A Unit, as the case may be. For purposes of this Section 3, the number of Class A Units deemed to be issued and outstanding as of a given date shall be the sum of the number of Class A Units issued and outstanding.

Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Business Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the exercise of Warrant Units without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Units issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Units issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Units or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

a) No Rights as Member Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a member of the Company prior to the exercise hereof as set forth in Section 2(d)(i).

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Units, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, members, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

e) Restrictions. The Holder acknowledges that the Warrant Units acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

f) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

g) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at ______________________, or such other email address or address as the Company may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

h) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant for Warrant Units, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Class A Unit or as an equity owner of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Units.

k) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Holders of outstanding Warrants representing the majority of Warrant Units underlying such Warrants, on the other hand. If any modification or amendment pursuant to this Section 5(k) adversely affects the rights or interests of the Holder of this Warrant in a manner disproportionate to the rights or interests of other holders of Warrants, such modification or amendment shall require such Holder’s written consent prior to the effectiveness thereof.

l) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

noble africa llc

By:
Name:
Title:

NOTICE OF EXERCISE

To: noble africa llc

(1) The undersigned hereby elects to exercise ________ Warrant Units of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment of the remaining Exercise Price (check applicable box):

☐ will be made in lawful money of the United States; or

☐ was pre-funded to the Company in connection with the issuance of the Warrant.

(3) Please issue said Warrant Units in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Units shall be delivered as follows:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:	______________________________________
(Please Print)

Address:	______________________________________
(Please Print)

Phone Number: Email Address:	______________________________________ ______________________________________

Dated: _______________ __, ______
Holder’s Signature:_______________________
Holder’s Address:________________________

EXHIBIT B

FORM OF VOTING AGREEMENTS

[Attached]

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

EXHIBIT D

FORM OF COMPANY A&R OPERATING AGREEMENT

[Attached]

EXHIBIT E

FORM OF CERTIFICATE OF MERGER

[Attached]

EXHIBIT F

FORM OF PubCo A&R
CERTIFICATE OF INCORPORATION

[Attached]

EXHIBIT G

FORM OF MASTER TRANSACTION AGREEMENT

[Attached]

EXHIBIT H

FORM OF SHARED SERVICES AGREEMENT

[Attached]

EXHIBIT I

FORM OF TAX SHARING AGREEMENT

[Attached]

EXHIBIT J

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached]

EXHIBIT K

FORM OF EMPLOYEE MATTERS AGREEMENT

[Attached]

EXHIBIT L

TERM SHEET REGARDING DISTRIBUTION FACILITATION AGREEMENT

[Attached]

EXHIBIT M

TERM SHEET REGARDING AMENDMENT OF ASPI TERM LOAN FACILITY AGREEMENT

[Attached]